UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                   )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material under §240.14a-12

UNITED STATES LIME & MINERALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required.

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

United States Lime & Minerals, Inc. 5429 LBJ Freeway, Suite 230 Dallas, Texas 75240

March 28, 2024

Dear Shareholders:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, May 2, 2024, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas 75240.  The meeting will be preceded by an informal reception starting at 9:30 a.m., at which you will have an opportunity to meet our directors and officers.

Enclosed with this letter is a Notice of 2024 Annual Meeting, proxy statement, proxy card, and 2023 Annual Report to Shareholders.  Whether or not you plan to attend the meeting, it is important that your shares be represented.  I urge you to complete, sign, date, and mail the enclosed proxy card at your earliest convenience or use Internet or telephone voting according to the instructions on the proxy card.  If you attend the meeting in person, you may revoke your proxy by voting at the meeting.  You may also revoke your proxy at any time before it is voted in the meeting by submitting to us a written notice of revocation, or you may submit a signed proxy card with a later date or vote through the Internet or by telephone at a later date.

I look forward to meeting and speaking with you at the Annual Meeting on May 2, 2024.

Sincerely,

Timothy W. Byrne
President and Chief Executive Officer

Enclosures

UNITED STATES LIME & MINERALS, INC.

5429 LBJ Freeway

Suite 230

Dallas, Texas 75240

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 2, 2024

To the Shareholders of United States Lime & Minerals, Inc.:

Notice is hereby given that the 2024 Annual Meeting of Shareholders of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), will be held on Thursday, the 2nd day of May 2024, at 10:00 a.m. local time, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas 75240 (the “Annual Meeting”), for the following purposes:

1.	To elect five directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;
2.	To approve, on a non-binding advisory basis, the Company’s executive compensation;
3.	To vote upon a proposal to approve the United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan;
4.	To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of shares of authorized common stock from 30,000,000 to 45,000,000; and
5.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Information regarding the matters to be acted upon in the Annual Meeting is contained in the proxy statement accompanying this Notice.

The Board of Directors fixed the close of business on March 14, 2024 as the record date for the determination of shareholders entitled to notice of and to vote in the Annual Meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date are entitled to notice of and to vote in the Annual Meeting or any adjournment thereof.  A complete list of such shareholders will be available for inspection during usual business hours for ten days prior to the Annual Meeting at the corporate office of the Company in Dallas, Texas and shall be open to the examination of any shareholder during the whole time of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, shareholders are urged to complete, sign, and date the accompanying proxy card and to return it promptly in the postage-paid return envelope provided or use Internet or telephone voting according to the instructions on the proxy card.  A shareholder who has given a proxy may revoke the proxy by attending the Annual Meeting and voting in person, by sending the Company a written notice of revocation, by submitting a signed proxy card with a later date or by voting through the Internet or by telephone at a later date.

By Order of the Board of Directors,

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
March 28, 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders To Be Held on May 2, 2024: The Company’s 2024 Proxy Statement and 2023 Annual Report to Shareholders, including the Company’s 2023 Annual Report on Form 10-K, are available at http://investors.uslm.com/annual-report-and-filings.

UNITED STATES LIME & MINERALS, INC.

5429 LBJ Freeway

Suite 230

Dallas, Texas 75240

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 2, 2024

INTRODUCTION

The accompanying proxy card, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of United States Lime & Minerals, Inc., a Texas corporation (the “company,” “we,” “us” or “our”), for use at our 2024 Annual Meeting of Shareholders to be held on May 2, 2024 at the time and place and for the purposes set forth in the accompanying Notice.  The approximate date on which this proxy statement and the proxy card were first given or sent to our shareholders is March 28, 2024.

Shares of our common stock, par value $0.10 per share, represented by valid proxy cards, duly signed, dated, and returned to us, or voted through the Internet or by telephone according to the instructions on the proxy card, and not revoked, will be voted in the annual meeting in accordance with the directions given.  In the absence of directions to the contrary, such shares will be voted:

FOR the election of the five nominees named in the proxy card to our board of directors;

FOR the approval, on a non-binding advisory basis, of the company’s executive compensation;

FOR approval of the United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan (the “2001 plan,” and, as proposed to be further amended and restated, the “amended and restated plan”); and

FOR the approval of the amendment to the Restated Articles of Incorporation, as amended (the “Restated Articles”), to increase the number of shares of authorized common stock from 30,000,000 to 45,000,000.

If any other matter is properly brought before the annual meeting for action in the meeting, which is not currently anticipated, the persons designated to serve as proxies will vote on such matters in accordance with their best judgment.

Any shareholder may revoke a proxy at any time before it is voted in the annual meeting by attending the meeting and voting in person, by giving written notice of revocation to us addressed to Timothy W. Byrne, President and Chief Executive Officer, United States Lime & Minerals, Inc., 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, by submitting a signed proxy card with a later date or by voting through the Internet or by telephone at a later date according to the instructions on the proxy card.  However, no such revocation will be effective unless such revocation has been received by us before the proxy is voted in the annual meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDER

Only holders of record of our common stock at the close of business on March 14, 2024 the record date for the 2024 annual meeting, are entitled to notice of and to vote in the meeting or any adjournment thereof.  The presence of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum.  On the record date for the meeting, there were issued and outstanding 5,709,226 shares of our common stock.  In the meeting, each shareholder of record on March 14, 2024, will be entitled to one vote for each share of common stock registered in such shareholder’s name on the record date.

The following table sets forth, as of March 14, 2024, information with respect to shareholders known to us to be the beneficial owners of more than five percent of our issued and outstanding shares:

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class
Inberdon Enterprises Ltd.
1020-789 West Pender Street
Vancouver, British Columbia Canada V6C 1H2(1)	3,530,756	61.84%

Thrivent Financial for Lutherans
901 Marquette Avenue, Suite 2500
Minneapolis, Minnesota 55402(2)	298,470	5.23%
(1)	Inberdon Enterprises Ltd. (“Inberdon”) is a private investment holding company located in North America. All of the outstanding shares of Inberdon are held, indirectly through a private company, by Mr. George M. Doumet.
(2)	In the case of Thrivent Financial for Lutherans (“Thrivent”), based on its Schedule 13G filed on February 13, 2024 reporting its beneficial ownership as of December 31, 2023. Assuming Thrivent continued to beneficially own 298,470 shares on March 14, 2024, such shares would represent 5.23% of the class as of such date.

SHAREHOLDINGS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares beneficially owned, as of March 14, 2024, by each of our directors and named executive officers individually and by all directors and executive officers as a group:

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class
Timothy W. Byrne	42,264	(2) (3)		(5)
Richard W. Cardin	4,666			(5)
Antoine M. Doumet (4)	38,800	(2)		(5)
Sandra C. Duhé	457			(5)
Tom S. Hawkins, Jr.	1,200			(5)
John J. Gagnon	1,242	(3)		(5)
Nathan M. O'Neill	1,926	(3)		(5)
Timothy W. Stone	1,015	(3)		(5)
Michael L. Wiedemer	1,302	(3)		(5)
All Directors and Executive Officers as a Group (9 persons)	92,872	(2) (3)	1.62%
(1)	All shares are directly held with sole voting and dispositive power unless otherwise indicated.

(2)	Includes the following shares subject to stock options exercisable within the next 60 days granted under the 2001 plan: Mr. Byrne, 12,500 and Mr. Doumet, 21,600.

(3)	Includes the following shares of restricted stock granted under our 2001 plan that were not vested as of March 14, 2024: Mr. Byrne, 12,500; Mr. Gagnon, 360; Mr. O’Neill, 483; Mr. Stone, 420; and Mr. Wiedemer, 470.

(4)	Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.

(5)	Less than 1%.

PROPOSAL 1: ELECTION OF DIRECTORS

Five directors, constituting our entire board of directors, are to be elected in the 2024 annual meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.  All of the nominees are currently directors and have been recommended for re-election by the nominating and corporate governance committee of the board and nominated by the board.  If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated to serve as proxies will have full discretion to vote for another person nominated by the board.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors in the annual meeting.  Our Restated Articles prohibit cumulative voting for the election of directors.

Our board of directors and nominating and corporate governance committee unanimously recommend that all shareholders vote FOR the election of all our director nominees.  All duly submitted and unrevoked proxies will be voted FOR all our nominees, except where authorization to so vote is withheld.  Votes withheld and broker non-votes are not counted in the election of directors.

INFORMATION ABOUT OUR NOMINEES FOR DIRECTOR

The five nominees for director are named below.  Each has consented to serve as a director if elected.  Set forth below is pertinent information with respect to each nominee:

Timothy W. Byrne

Mr. Byrne, age 66, rejoined us on December 8, 2000 as our President and Chief Executive Officer, positions he previously held during 1997 and 1998.  Mr. Byrne has served as a director since 1991, and served in various positions, including Senior Vice President and Chief Financial Officer and Vice President of Finance and Administration, from 1990 to 1998.  Prior to rejoining us in 2000, Mr. Byrne was president of an Internet services and communications company focused on strategy, marketing and technology.  The board selected Mr. Byrne to serve as a director because he is our Chief Executive Officer and has been with the company for more than 30 years in various operational and financial positions.  Mr. Byrne is a past president of the National Lime Association.  He has extensive knowledge of the lime industry and our operations, markets and finances and is the only officer of the company to sit on the board.

Richard W. Cardin

Mr. Cardin, age 88, has served as a director since 1998.  He retired as a partner of Arthur Andersen LLP in 1995, having spent 37 years with that firm.  He was office managing partner with Arthur Andersen LLP in Nashville, Tennessee from 1980 until 1994.  He was a member of the board of directors of Atmos Energy Corporation (“Atmos”), a natural gas utility company, through February 2011, and was, until the corporation was sold in November 2006, a member of the board of directors of Intergraph Corporation, a global provider of spatial information management software and services.  The board selected Mr. Cardin, a certified public accountant (inactive) and an audit committee financial expert, to serve as a director because of his accounting, finance and risk management background, his board and audit committee experience at other public companies, as well as his operational and leadership skills gained as an office managing partner of a major accounting firm.

Antoine M. Doumet

Mr. Doumet, age 63, has served as a director since 1993 and as Chairman of the board since 2005, and served as Vice Chairman from 1993 until 2005.  He is a private businessman and investor.  Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.  The board selected Mr. Doumet to serve as a director because of his brother’s majority control of the company and his extensive management, operational and engineering background as a result of his educational training and oversight of a variety of private business units, some with operations similar to ours.

Sandra C. Duhé

Ms. Duhé, age 55, has served as a director since August 2022.  She has been a professor at Southern Methodist University in Dallas, Texas since 2012 and is currently professor and chair of the Division of Corporate Communication and Public Affairs.  Ms. Duhé has also served as an independent consultant for CCA, Inc., a communication consulting firm, since 2017.  From 1990 to 2004, she was employed by various energy sector companies, the most recent company being ExxonMobil, serving in various roles, including: financial analyst; public affairs manager; vice president of Travel Guide Holdings, Inc., an ExxonMobil subsidiary; corporate brand manager; and corporate spokesperson at ExxonMobil’s headquarters.  The board selected Ms. Duhé, an audit committee financial expert, because of her background in government affairs, crisis management, media relations, financial and risk communications, and community outreach.

Tom S. Hawkins, Jr.

Mr. Hawkins, age 67, has served as a director since November 2022.  He retired from Atmos, a natural gas utility company, in 2019 after serving in various positions for 22 years.  His last position was President of the Louisiana Division of Atmos from 2005 until 2019, where he had overall responsibility for all operations in Louisiana, including marketing, construction and service, regulatory compliance, legislative, accounting and budgeting, human resources, and public affairs.  He previously served as the President of the West Texas Division of Atmos from 2000 to 2005.  Mr. Hawkins was a member of the board of directors of Woman’s Hospital of Baton Rouge, Louisiana, a not-for-profit specialty hospital, from 2011 to 2019, and Heritage Propane, a national propane distributor, from 2000 to 2003.  He was also an audit manager for Arthur Andersen, LLP in Nashville, Tennessee.  The board selected Mr. Hawkins, a certified public accountant (inactive) and an audit committee financial expert, to serve as a director because of his accounting, finance and risk management background, his operational and leadership background at other public companies, his board experience at other companies, as well as his knowledge and skills gained during his career in many areas.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

John J. Gagnon

Mr. Gagnon, age 54, joined us in 2014 as our Technical Sales & Business Development Representative and in 2022 was promoted to Vice President – Business Development.  He has more than 27 years of experience in the mining industry.  Prior to 2014, Mr. Gagnon held various plant, sales, and operations management positions with Martin Marietta Materials, Inc.

Nathan M. O’Neill

Mr. O’Neill, age 40, joined us in 2008 as the Quality Control Manager of Arkansas Lime Company.  From 2012, Mr. O’Neill served as the Vice President and Plant Manager of Arkansas Lime Company where he was responsible for all on-site operations, including major capital projects and customer interfacing.  He was promoted to Vice President – Production in February 2023.  Mr. O’Neill began his career in the lime industry at Linwood Mining where he was a quality control chemist.

Timothy W. Stone

Mr. Stone, age 58, joined us in 2018 and was promoted to our Vice President – Sales and Marketing in April 2022 after serving as our Director – Sales and Marketing since June 2019.  Prior to joining us, Mr. Stone spent 18 years at Martin Marietta Materials, Inc. in various positions, including district quality control manager and sales manager with markets serving the construction and flue gas desulfurization industries.

Michael L. Wiedemer

Mr. Wiedemer, age 55, joined us in 2017 as our Vice President and Chief Financial Officer.  He has over 25 years of financial and accounting experience.  Mr. Wiedemer is a certified public accountant and served as corporate controller for TearLab Corp., an in vitro diagnostic medical device company, from 2015 to 2017.  From 2009 to

2015, Mr. Wiedemer held various positions, including corporate controller and chief accountant, at Peerless Manufacturing Company (“PMFG”), a provider of separation and filtration equipment primarily serving the oil and gas and power generation industries.  Prior to joining PMFG, Mr. Wiedemer was an audit manager with Grant Thornton LLP.

CORPORATE GOVERNANCE

We have adopted corporate governance practices in accordance with the listing standards of the Nasdaq Global Market and commensurate with our size.

Upon the recommendation of the nominating and corporate governance committee, the board has determined that Messrs. Cardin, Doumet, and Hawkins and Ms. Duhé are independent within the meaning of Nasdaq rules.  In making the determination that Mr. Doumet is independent, the committee and the board considered the fact that Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.  Mr. Byrne, our president and chief executive officer, is not independent within the meaning of the Nasdaq rules.

Our board of directors meets at least six times each year, and more frequently as required, and is responsible for overseeing the management of the business and affairs of the company, including the development of our major policy and strategy.  The board has a standing nominating and corporate governance committee, audit committee, compensation committee and executive committee.

Our practice is to separate the roles of chairman of our board and our president and chief executive officer.  We believe that this leadership structure has served us well and may be expected to continue.

Our board of directors as a whole has overall responsibility for risk oversight.  The board is involved in major operational and financial decisions, looking to the appropriate board committees for decisions and recommendations in their areas of specific responsibilities.  As discussed below, our audit committee oversees our financial reporting, internal control, accounting, disclosure, cybersecurity, related-party transaction and “whistleblower” processes and procedures, while our compensation committee considers the impact of our executive compensation policies and practices on the risk profile of our company in making its compensation decisions.  Our executive committee is chaired by our independent chairman, and half of the committee consists of independent directors.

We also have a policy with respect to hedging in the company’s shares.  In this regard, we prohibit our directors and officers, and any of such persons’ respective designees, including controlled accounts, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our shares held directly, or indirectly, by such persons.  This policy does not apply to employees of the company other than officers.

During the year ended December 31, 2023, our board of directors held six meetings, the nominating and corporate governance committee held four meetings, the audit committee held six meetings and the compensation committee held three meetings.  The executive committee did not meet during 2023.  During 2023, each director attended at least 75% of the aggregate of (a) the total number of meetings held by the board and (b) the total number of meetings held by all committees on which he or she served.  The board has a policy encouraging each director to attend our annual meeting of shareholders, either in-person or by means of remote communication, and all of our directors then in office attended the 2023 annual meeting in person.  The board also has a policy that, in conjunction with each regularly scheduled quarterly meeting of the board, the independent directors will meet in executive session.

Governance responsibilities are undertaken by our board of directors as a whole, with certain specific responsibilities delegated to the four committees as described below:

●	Our nominating and corporate governance committee (the “nominating committee”) is currently composed of Messrs. Doumet (chairman), Cardin, and Hawkins, and Ms. Duhé, each of whom is an independent director. The primary purposes of the nominating committee are to identify and recommend individuals to serve as members of our board, to recommend to the board the duties, responsibilities and members of each committee, and to assist the board with other matters to ensure effective corporate governance, including making independence and other determinations related to director qualifications. The nominating committee is responsible for administering the board’s procedures for consideration of director nominees recommended by shareholders and the board’s process for shareholder communications with directors. The nominating committee will consider qualified candidates for nomination for election to the board recommended by our directors, officers and shareholders. In considering all such candidates, the nominating committee will take into account the candidate’s experience, qualifications, attributes and skills, in light of the size, structure, composition, diversity and needs of the board, in the following areas: our industries; accounting and finance; business judgment; management; leadership; business strategy; risk management; and corporate governance. The nominating committee has a policy regarding diversity and considers diversity of age, gender, nationality, race and ethnicity as part of its criteria in identifying, considering and recommending candidates for service on the board. All candidates should have a reputation for integrity, have experience in positions with a high degree of responsibility, be leaders in the companies, institutions or professions with which they have been affiliated, and be capable of making a sound contribution to the company. Shareholders wishing to recommend a director candidate for consideration by the nominating committee should send all relevant information with respect to the individual to the chairman of the committee in care of our secretary. Shareholders and other interested persons who wish to contact our directors on other matters should contact our secretary. Our secretary, who may be contacted by mail at our corporate address or by e-mail at uslime@uslm.com, forwards communications to the director(s) as addressed in such communication. The nominating committee has adopted a written charter, which is available on our website located at http://investors.uslm.com. The nominating committee reviews and assesses the adequacy of its charter on an annual basis.

●Our audit committee is currently composed of Messrs. Hawkins (chairman) and Cardin, and Ms. Duhé.  Upon recommendation of the nominating committee, our board has determined that each member of the audit committee is independent and meets the other qualification standards set by law, regulation and applicable Nasdaq listing standards.  Based on their past education, employment experience and professional certification in public accounting, the board has determined that Messrs. Hawkins and Cardin and Ms. Duhé qualify as audit committee financial experts as defined by the Securities and Exchange Commission (the “SEC”).  The audit committee oversees the company’s financial reporting, internal control, accounting and disclosure processes on behalf of our board, is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (“independent auditors”) and may, in its discretion, engage independent counsel or other advisers as the committee may determine to assist it in the performance of its duties and responsibilities.  The audit committee is also responsible for overseeing the administration of our Code of Business Conduct and Ethics, which is available on our website located at http://investors.uslm.com; reviewing and approving all related-party transactions; and administering our procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, including our “whistleblower” procedures.  Under our Code of Business Conduct and Ethics and our audit committee charter, we have written policies and procedures for the review and approval of related-party transactions.  Proposed transactions with related persons and other transactions, arrangements or relationships involving a director or executive officer that may involve potential conflicts of interest are to be submitted in advance to the audit committee for its review and approval, with any involved director or executive officer playing no role in the investigation and consideration of the matter.  In considering whether to approve any such related-party transactions, including with Inberdon, the audit committee would consider whether the transaction was in the best interests of the company and all of its shareholders; whether the same or a similar transaction were available to the company from unrelated third parties on equal or better terms; and whether the terms of the related-party transaction were negotiated at arms’-length and were at least as favorable to the company as any other reasonably available transaction with another party.  Advice from independent advisers, including formal fairness opinions, would be sought where appropriate.  The audit committee has adopted a written charter, which is available on our website located at http://investors.uslm.com.  The audit committee reviews and assesses the adequacy of its charter on an annual basis.  The Report of the Audit Committee is set forth below.

●Our compensation committee is currently composed of four independent directors, Messrs. Cardin (chairman), Doumet, and Hawkins, and Ms. Duhé.  The compensation committee is responsible for the evaluation, approval and administration of salary, incentive compensation, bonuses, benefit plans and other forms of compensation for our officers and certain other management employees, including how our compensation policies and practices relate to our risk management processes and procedures and risk-taking incentives consistent with our overall risk profile. The compensation committee is responsible for administering our 2001 plan, as well as our share ownership, anti-hedging and clawback provisions and policies. If not performed by the board, the compensation committee periodically reviews the company’s development and succession plans. The compensation committee may, in its discretion, engage any compensation consultants, legal counsel or other advisers as the committee may determine to assist it in the performance of its duties and responsibilities. The compensation committee has adopted a written charter, which is available on our website located at http://investors.uslm.com.  The compensation committee reviews and assesses the adequacy of its charter on an annual basis. The Report of the Compensation Committee is set forth below.

●Our executive committee is currently composed of Messrs. Doumet (chairman) and Byrne.  Within the policy and strategic direction provided by our board, the executive committee may exercise all of the powers of the board, except those required by law, regulation or Nasdaq listing standards to be exercised by the full board or another committee of the board, and is required to report to the board on all matters considered and actions taken since the last meeting of the full board.

Our directors and management are focused on environmental, social and governance (“ESG”) and sustainability matters.  Our corporate and social responsibility and sustainability strategy is committed to adopting and implementing sound ESG and sustainability practices across our business.  Protecting the environment is important to us, and we strive to be in compliance with all applicable environmental and mine safety laws, rules and regulations, including with respect to land reclamation and remediation, and we are sensitive to growing climate-related risks.  Our modernization and expansion and development projects have equipped us with up-to-date, fuel-efficient plant facilities, including preheater and modern shaft kilns.  In addition, we are committed to social responsibility, including the health, safety and welfare of our employees and other individuals at our facilities.  We are committed to fostering a work environment that values and promotes diversity and inclusion, including providing equal access to, and participation in, equal employment opportunities, programs, and services, without regard to a person’s age, gender, nationality, race, or ethnicity.  We operate on the premise that good corporate governance, strong oversight and rigorous risk management are fundamental to the future long-term success of our business, and we believe that our ESG and sustainability practices are well aligned with the long-term best interests of our shareholders and the businesses and communities that we serve.

BOARD DIVERSITY MATRIX

As of March 18, 2024

Board Size:
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender:
Directors	1	4	-	-
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian (other than South Asian)	-	-	-	-
South Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	4	-	-
Two or More Races or Ethnicities	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-
LGBTQ+	-
Persons with Disabilities	-

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three independent directors as defined under the applicable rules of the Nasdaq Global Market, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The Committee oversees the company’s financial reporting, internal control, accounting and disclosure processes on behalf of the board of directors.  The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the company’s independent registered public accounting firm (“independent auditors”).  Management has primary responsibility for the company’s financial statements and reporting processes, including the company’s systems of internal control.  Grant Thornton LLP, the company’s independent auditors, is responsible for performing independent audits of the company’s financial statements and its internal control over financial reporting, in accordance with standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions, based on its audits, as to the conformity of such financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of such internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the company’s audited financial statements and internal control over financial reporting with management and the independent auditors.  The Committee has also discussed with the independent auditors the other matters required to be discussed under PCAOB standards.  In addition, the Committee has received from the independent auditors the written disclosures and the letter concerning independence required by the PCAOB and discussed with them their independence from the company and its management.  The Committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the board of directors approved, the inclusion of the company’s audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Tom S. Hawkins, Chairman
Richard W. Cardin
Sandra C. Duhé

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board has the responsibility for administering our executive compensation program.  The committee reviews and, as appropriate, makes recommendations to the full board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2001 plan, including the grant of stock options and shares of restricted stock and cash awards.  Where appropriate, we may enter into employment agreements with certain executive officers.

Compensation Philosophy and Objectives.  Our principal executive compensation policy, which is endorsed by the committee, is to provide a compensation program for executive officers that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the company and our shareholders in order to assist us in creating sustainable, long-term shareholder value.  In administering the executive compensation program, the committee is mindful of the following principles and guidelines, which are supported by the full board:

●	Base salaries for executive officers should be competitive.
●	A sufficient portion of annual compensation should be at risk in order to align the interests of executive officers with the long-term interests of our shareholders.
●	The variable part of annual compensation should reflect both individual and corporate performance.
●	As an executive officer’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executive officers long-term incentives and help to align further the interests of such executives and shareholders in the enhancement of shareholder value.

Our executive compensation program currently has three primary components: base salary, annual cash bonuses and stock-based awards granted pursuant to our 2001 plan.  In addition, an executive officer may receive certain benefits that are specifically provided for in his employment agreement or are generally available to all salaried employees.  We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements or supplemental retirement plans for our executive officers.

For each executive officer, the committee determines the appropriate level for each compensation component based in part on its view of competitive market factors, internal equity and consistency and other considerations deemed relevant, such as rewarding extraordinary performance.  The committee has not adopted any formal or informal policies or guidelines for allocating compensation among different forms of cash compensation, between cash and non-cash compensation or between currently paid and long-term compensation.  The committee also considers the potential risk incentive each compensation component may have on an executive officer and believes that the compensation packages for our executive officers achieve the appropriate balance of cash and non-cash, discretionary and performance-based and short-term and long-term incentives and do not encourage undue or inappropriate risk-taking.  Our president and chief executive officer provides the committee with recommendations for executive officers other than himself, which the committee reviews and approves as submitted or with revisions, if any.

The committee has not engaged an outside compensation consultant.  Although the committee does not formally benchmark any component of our executive officer compensation to a particular target percentile of any other company’s compensation, the committee does, as it believes appropriate, consider data that allows a general comparison of the overall compensation for our executive officers with that of other comparable size non-durable manufacturing companies.  In addition, in considering our executive compensation, the committee takes into account the favorable outcome of the shareholder advisory vote on executive compensation, and, therefore, did not feel that any major changes were required to our overall executive compensation program.

On November 15, 2023, we adopted a compensation recovery policy for our executive officers effective as of December 1, 2023, with retroactive applicability to October 2, 2023.  The policy provides for recovery of incentive-based compensation based, in whole or in part, upon (i) the attainment of measures that are determined and presented in accordance with the accounting principles used in preparing our financial statements, or any measures that are derived wholly or in part from such measures, (ii) our stock price, or (iii) our total stockholder return, received by an executive officer in the event of an accounting restatement due to material noncompliance with financial reporting requirements that is in excess of the incentive-based compensation that such person would have received based upon the restated financial reporting measure.

On March 26, 2020, we entered into a new employment agreement with Mr. Byrne, effective as of January 1, 2020, for a five-year period.  The employment agreement provides that Mr. Byrne is subject to certain forfeiture/clawback and share ownership provisions designed to better align Mr. Byrne’s financial interests with those of our long-term shareholders, and to ensure that he is incentivized not to take actions that may benefit the company and its shareholders in the short-term at the expense of long-term corporate value creation and sustainability.  In particular, our board and compensation committee are sensitive to how Mr. Byrne’s leadership and actions could further our various objectives, including executive succession planning, human capital development, modernization, expansion and development projects, cost savings and efficiencies, acquisitions, and ESG and sustainability.  The terms of Mr. Byrne’s employment agreement are discussed in more detail below.

Base Salaries.  The committee determines levels of our executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable size non-durable manufacturing companies.  The amount of each executive officer’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the company, cost-of-living increases, and such other factors as the committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation.  In the case of Mr. Byrne, his employment agreement provides for a minimum base salary.

Mr. Byrne’s base salary is reviewed annually for adjustment effective January 1.  The base salaries of our other executive officers are also reviewed annually for adjustment.  In determining salary increases in 2023, the primary factors considered were the executive officers’ individual performances, the performance of the company and the cost-of-living.  Salary rate increases for Messrs. Byrne, Gagnon, O’Neill, Stone and Wiedemer in 2023 were 5.0%, 4.5%, 3.0%, 3.0% and

4.0%, respectively.  The 2024 salary rate increase for Mr. Byrne was 4.7%, effective January 1, 2024, to $555,000.  The salary rate increases for the remaining executive officers, other than Mr. Byrne, for 2024 have not yet been determined.

Annual Cash Bonuses.  Each of our executive officers is eligible to receive annual cash bonuses based on discretionary determinations made by the committee.  Except in the case of Mr. Byrne, we have not adopted a formal or informal annual bonus arrangement with pre-set performance goals.  Rather, the committee’s determination to pay a cash bonus, if any, is made in December each year based on the committee’s subjective judgment with respect to the past performance of the individual and the company or on the attainment of non-quantified performance goals during the year.  In either such case, the discretionary bonus may be based on the specific accomplishments of the individual and/or on the overall performance of the company.  Discretionary bonuses are normally paid after our earnings for the applicable year are released.  The amounts of the discretionary bonuses for 2023 paid in 2024 were based on each executive officer’s individual performance and accomplishments, including contributions made to succession planning, human capital development, modernization, expansion and development projects, cost savings and efficiencies, acquisitions, and ESG and sustainability, during 2023 and are reflected in the Summary Compensation Table.

In the case of Mr. Byrne, in addition to the possibility of a discretionary cash bonus in the subjective judgment of the committee, Mr. Byrne’s employment agreement provides that he was entitled for 2023 to an objective annual cash bonus opportunity under our 2001 plan based on our 2023 EBITDA (earnings before interest, income tax expense, depreciation, depletion, and amortization, computed without regard to the effects of any awards granted under our 2001 plan) of $200,000 if EBITDA was $38,000,000; $250,000 if EBITDA was $41,000,000; $300,000 if EBITDA was $44,000,000; and the greater of $460,000 or his base salary at the start of the performance year if EBITDA was equal to or greater than $50,000,000.  Any such EBITDA cash bonus for 2023 would be prorated between breakpoints, if required.  In 2023, our EBITDA as calculated under this agreement exceeded $50,000,000.  As a result, we paid Mr. Byrne in 2024 an EBITDA cash bonus for 2023 of $530,000, equal to the amount of his base salary for 2023.  For 2024, Mr. Byrne’s maximum EBITDA cash bonus is $555,000, equal to the amount of his base salary for 2024.

Stock-Based Awards.  The committee also administers our 2001 plan to provide stock-based incentives to our key employees, including our executive officers.  Grants of stock options, shares of restricted stock and other possible stock-based awards are based on each individual’s position within the company, level of responsibility, past performance and expectation of future performance.  In determining the number of stock-based awards to be granted to each executive officer, the committee also considers the number of stock-based awards made in prior years to the executive officer, as well as the company’s performance and the market price of our common stock.

Grants of stock-based awards to Mr. Byrne are made on the last business day of the calendar year as set forth in his employment agreement.  Grants to other executive officers are made on or soon after the date that our earnings for the preceding calendar year are released.  The committee also may make grants to executive officers at other times during the year in connection with new hires or promotions.  The exercise price for stock options is set at the closing per share market price of our common stock on the date of grant.

The stock-based component of our executive compensation program is weighted more heavily toward the granting of shares of time-vested restricted stock than stock options.  This is because the committee believes that the amount required to be expensed for stock options by accounting standards is significantly greater than the amount of benefit optionees perceive they receive, as well as the fact that restricted stock is comparatively less dilutive to earnings than stock options.

Under his employment agreement, on the last business day of 2023, Mr. Byrne was granted (1) 7,500 stock options and (2) 12,500 shares of restricted stock.  Mr. Byrne’s shares of restricted stock vest one year following the date of grant and his stock options vest ratably in three equal installments over 18 months.

In February 2024 and 2023, the compensation committee granted shares of restricted stock that vest in three annual installments, and no options, to the other executive officers as follows:

	Shares of Restricted Stock
Name	2024	2023
John J. Gagnon	150	210
Nathan M. O'Neill	240	252
Russell W. Riggs	210	345
Timothy W. Stone	210	210
Michael L. Wiedemer	240	240

In granting these executive officers shares of restricted stock in February 2024, the committee took into account the executive officers’ past and expected performance, the increase in gross profit of our lime and limestone operations during 2023 and the change in the market price of our common stock since February 2023 in deciding on the number of shares of restricted stock to be granted in order to provide the executives with meaningful stock-based compensation and an incentive for future performance.

Tax Implications.  In determining executive compensation, the committee considers, among other factors, the possible tax consequences to the company.  Tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the company.  In addition, the committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives.  For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the company.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation earned by our president and chief executive officer, our chief financial officer and our other named executive officers for 2023, 2022 and 2021:

							Change in
						Non-	Pension Value
						Equity	and Non-Qualified	All
					Option	Incentive	Deferred	Other
Name and		Salary	Bonus	Stock Awards	Awards	Plan	Compensation	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	Compensation ($)(3)	Earnings ($)	($)(4)	Total ($)
Timothy W. Byrne	2023	530,000	1,150,000	2,879,375	684,525	530,000	—	30,242	5,804,142
President and Chief	2022	505,000	950,000	1,759,500	400,425	505,000	—	29,811	4,149,736
Executive Officer	2021	480,000	650,000	1,612,750	317,175	480,000	—	28,764	3,568,689
John J. Gagnon (5)	2023	206,750	45,000	32,088	—	—	—	6,412	290,250
Vice President –	2022	197,250	45,000	25,194	—	—	—	7,164	274,607
Business Development	2021
Nathan M. O' Neill(6)	2023	235,250	55,000	38,506	—	—	—	7,644	336,400
Vice President –	2022
Production	2021
Russell W. Riggs(7)	2023	247,000	50,000	52,716	—	—	—	11,641	361,357
Vice President –	2022	244,250	50,000	44,989	—	—	—	12,527	351,766
Production	2021	233,667	50,000	48,300	—	—	—	12,015	343,982
Timothy W. Stone	2023	235,250	70,000	32,088	—	—	—	7,426	344,764
Vice President –	2022	193,667	50,000	25,194	—	—	—	6,792	275,652
Sales and Marketing	2021	176,250	40,000	23,184	—	—	—	6,058	245,492
Michael L. Wiedemer	2023	309,000	65,000	36,672	—	—	—	9,355	420,027
Vice President and	2022	216,917	50,000	25,194	—	—	—	6,539	298,650
Chief Financial Officer	2021	191,958	40,000	27,048	—	—	—	5,768	264,774
(1)	Reflects discretionary cash bonuses earned in the year shown, and paid the following year.
(2)	Reflects the aggregate grant date fair value with respect to restricted stock and stock options determined in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The method and assumptions used to determine the fair value for restricted stock and stock options are set forth in Note 6 to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
(3)	Reflects Mr. Byrne’s EBITDA cash bonus earned in the year shown, and paid the following year.
(4)	Includes company contributions to our 401(k) plan, the value attributable to personal use of company-provided automobiles, and, for Mr. Byrne, dues for a country club membership.
(5)	Mr. Gagnon was named Vice President – Business Development in April 2022. Prior to April 2022, Mr. Gagnon was not considered an executive officer of the company.
(6)	Mr. O’Neill was named Vice President – Production in February 2023. Prior to February 2023, Mr. O’Neill was not considered an executive officer of the company.
(7)	Mr. Riggs resigned as Vice President – Production in February 2023, but he continues to serve as the company’s Director of Technical Services.

Grants of Plan-Based Awards

The following table sets forth information with respect to non-equity incentive plan awards and restricted stock and stock option awards granted to our named executive officers during 2023:

								All	All Other
								Other	Option	Exer-
								Stock	Awards:	cise or
								Awards:	Number	Base	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number	of	Price	Fair Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	of	Stock and
		Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Timothy W. Byrne		200,000	—	530,000	—	—	—	—	—	—	—
	12/29/23	—	—	—	—	—	—	12,500	—	—	2,879,375
	12/29/23	—	—	—	—	—	—	—	7,500	230.35	684,525
John J. Gagnon	2/3/23	—	—	—	—	—	—	210	—	—	32,088
Nathan M. O'Neill	2/3/23							252			38,506
Russell W. Riggs	2/3/23	—	—	—	—	—	—	345	—	—	52,716
Timothy W. Stone	2/3/23	—	—	—	—	—	—	210	—	—	32,088
Michael L. Wiedemer	2/3/23	—	—	—	—	—	—	240	—	—	36,672

Option Exercises and Stock Vested

The following table sets forth information with respect to stock option awards exercised by, and stock awards vested for, our named executive officers during 2023:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Timothy W. Byrne	15,000	1,308,375	12,500	2,879,375
John J. Gagnon	—	—	212	32,031
Nathan M. O'Neill			227	34,297
Russell W. Riggs	—	—	417	63,005
Timothy W. Stone	—	—	190	28,707
Michael L. Wiedemer	—	—	210	31,729

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock held by our named executive officers as of December 31, 2023:

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
				Equity						Awards:	Market or
				Incentive						Number of	Payout
				Plan						Unearned	Value of
				Awards:			Number		Market	Shares,	Unearned
	Number of	Number of		Number of			of Shares		Value of	Units or	Shares,
	Securities	Securities		Securities			or Units		Shares or	Other	Units or
	Underlying	Underlying		Underlying			of Stock		Units of	Rights	Other
	Unexercised	Unexercised		Unexercised	Option		That		Stock	That	Rights
	Options	Options		Unearned	Exercise	Option	Have Not		That Have	Have Not	That Have
	(#)	(#)		Options	Price	Expiration	Vested		Not	Vested	Not
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		Vested ($)	(#)	Vested ($)
Timothy W. Byrne	—	7,500	(1)	—	230.35	12/29/33	12,500	(3)	2,879,375	—	—
	5,000	2,500	(2)	—	140.76	12/30/32	—		—	—	—
	7,500	—		—	129.02	12/31/31	—		—	—	—
John J. Gagnon	—	—		—	—	—	67	(4)	15,433	—	—
	—	—		—	—	—	140	(5)	32,249	—	—
	—	—		—	—	—	210	(6)	48,374	—	—
Nathan M. O'Neill	—	—		—	—	—	67	(4)	15,433	—	—
	—	—		—	—	—	150	(5)	34,553	—	—
	—	—		—	—	—	252	(6)	58,048	—	—
Russell W. Riggs	—	—		—	—	—	125	(4)	28,794	—	—
	—	—		—	—	—	250	(5)	57,588	—	—
	—	—		—	—	—	345	(6)	79,471	—	—
Timothy W. Stone	—	—		—	—	—	60	(4)	13,821	—	—
	—	—		—	—	—	140	(5)	32,249	—	—
	—	—		—	—	—	210	(6)	48,374	—	—
Michael L. Wiedemer	—	—		—	—	—	70	(4)	16,125	—	—
	—	—		—	—	—	140	(5)	32,249	—	—
	—	—		—	—	—	240	(6)	55,284	—	—
(1)	These options will vest 33 1/3% on each of June 29, 2024, December 29, 2024, and June 29, 2025.
(2)	These options will vest 100% on June 30, 2024.
(3)	These shares of restricted stock will vest 100% on December 29, 2024.
(4)	These shares of restricted stock vested on February 2, 2024.
(5)	These shares of restricted stock vested 50% on February 2, 2024 and will vest 50% on February 2, 2025.
(6)	These shares of restricted stock vested 33 1/3% on February 3, 2024 and will vest 33 1/3% on each of February 3, 2025 and 2026.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of December 31, 2023:

	Number of Shares to be Issued	Weighted-Average Exercise	Number of Shares
	Upon Exercise of Outstanding	Price of Outstanding Options,	Remaining Available
Plan Category	Options, Warrants and Rights	Warrants and Rights	for Future Grants
Equity compensation plans approved by security holders	46,500	$127.15	34,106
Equity compensation plans not approved by security holders	—	—	—
Total	46,500	$127.15	34,106

Employment Agreements

Mr. Byrne’s employment agreement became effective as of January 1, 2020.  The agreement continues in effect until December 31, 2024, and for successive one-year periods thereafter, unless the company or Mr. Byrne gives at least one-year’s prior written notice of intent not to renew.

Mr. Byrne’s employment agreement provides for a base salary of at least $460,000, which is to be reviewed by the compensation committee annually.  It also provides for a discretionary cash bonus to be determined by the compensation committee.  In addition to the possibility of a discretionary cash bonus, Mr. Byrne is eligible to receive an annual objective cash bonus based on our EBITDA compared to certain target levels set forth in his employment agreement as discussed above.  The employment agreement also provides for annual grants of options and of shares of restricted stock on the last business day of each year during the term of the employment agreement, as follows: (1) 7,500 options; and (2) 12,500 shares of restricted stock in each year commencing in 2020.  The options will be granted at the closing per share market price of our common stock on the date of grant and will ratably vest in three equal installments over eighteen months following the date of grant; and the shares of restricted stock will vest one year following the date of grant.  Under Mr. Byrne’s employment agreement, he is also entitled to a country club membership, the use of a company-provided automobile, reimbursement of business expenses and participation in our 401(k) plan and other benefit programs on the same basis as our other salaried employees.

As set forth in the table below, in the event of a change in control (as defined in Mr. Byrne’s employment agreement) of the company, Mr. Byrne is entitled to severance payments equal to three times his reported taxable income for the last full year immediately preceding his termination if he voluntarily terminates his employment within nine months following the change in control or we terminate his employment without cause within two years following the change in control.  Mr. Byrne is entitled to severance payments equal to two times such reported taxable income if he is terminated without cause prior to or after two years following a change in control.  Unless he provides us with three months’ notice, Mr. Byrne is not entitled to any severance payments upon his voluntary termination (other than within nine months following a change in control); if he does provide us with such notice, he is entitled to severance equal to two months’ base salary.  All post-termination payments to Mr. Byrne are subject to the limitations of Sections 409A and 280G of the Internal Revenue Code (the “Code”).  Mr. Byrne is entitled to no additional base salary or severance payment if his employment terminates as a result of cause (as defined), or because of his death or disability.  Mr. Byrne’s employment agreement also contains certain post-termination covenants not to compete, confidentiality agreements and prohibitions against soliciting our customers and raiding our employees.

As noted above, Mr. Byrne’s employment agreement also includes certain clawback/forfeiture and share ownership provisions.  In that regard, under Mr. Byrne’s employment agreement, the company will clawback from Mr. Byrne any excess EBITDA cash bonus that he is paid in respect of 2020 and subsequent performance years, net of any taxes withheld or paid in respect of such excess amount (unless the company is expressly required to clawback the gross excess amount by any applicable law, rule or regulation or listing standard), if, and to the extent, that a subsequent restatement of the company’s financial statements for a given performance year, within three years after the performance year in respect of which the EBITDA cash bonus was paid, reduces the company’s EBITDA for that performance year, regardless of Mr. Byrne’s fault.  In addition, Mr. Byrne will forfeit all unexercised stock options and unvested shares of restricted stock immediately upon his termination of employment for cause, and upon any violations of certain restrictive covenants set forth in his employment agreement, including any violation that occurs after he ceases employment.  With respect to share ownership, Mr. Byrne’s employment agreement requires that he at all times hold unhedged shares of the company’s common stock equal in market value to at least two times his then-current base salary, including unvested shares of restricted stock and shares held in the names of his immediate family members and trusts for any of them.  If at any time the market value of his holdings of our shares is not sufficient to meet this requirement, including because his base salary increases or the market price of our shares declines, he must retain sufficient award shares (net of cashless withholding shares and shares surrendered upon option exercise) until the required market value of his holdings is restored.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s employment terminates, including upon death, disability or termination for cause, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

●	salary through the date of termination;
●	vested stock-based compensation; and
●	unused vacation pay.

In addition, Mr. Byrne may be entitled to a proportional EBITDA cash bonus for the year of termination if termination occurs in the second half of the performance year, or a full EBITDA cash bonus if the termination occurs after November 14 of the performance year.

The following table summarizes the estimated severance payments to be made under each employment agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with a termination of employment due to voluntary resignation, involuntary termination without cause, death or disability or change in control as of December 31, 2023, including Mr. Byrne’s employment agreement:

	Voluntary		Involuntary
	Termination		Termination			Termination
	Without Change		Without Change		Death or	with Change in
Employee	in Control ($)		in Control ($)		Disability ($)	Control ($)
Timothy W. Byrne
Severance (1)	—	(2)	9,849,750	(3)	—	14,774,625	(4)(5)
Accelerated Vesting of Stock-Based Awards(6)	—		—		2,879,375	2,879,375	(5)
John J. Gagnon
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		96,056	96,056
Nathan M. O'Neill
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		108,034	108,034
Russell W. Riggs
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		165,852	165,852
Timothy W. Stone
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		94,444	94,444
Michael L. Wiedemer
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		103,658	103,658
(1)	The estimated severance payments are based on Mr. Byrne’s reportable taxable income for 2023. Does not include any EBITDA cash bonus to which he may be entitled for the year of termination if termination occurs in the second half of the year.
(2)	Does not include severance payment of two months’ base salary to which Mr. Byrne would be entitled if he gave us three months’ notice.
(3)	This severance payment is payable upon involuntary termination without cause prior to or after two years following a change in control.
(4)	This severance payment is payable upon voluntary termination within nine months following a change in control or involuntary termination without cause within two years following a change in control.
(5)	This payment is subject to being reduced to stay within the limits of Section 280G of the Internal Revenue Code.
(6)	The estimated value of accelerated vesting of stock-based awards is based on the unvested shares of restricted stock held by each executive officer as of December 31, 2023 and the closing per share market price of our common stock on December 29, 2023.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on such review and discussion, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Richard W. Cardin, Chairman
Antoine M. Doumet
Sandra C. Duhé
Tom S. Hawkins, Jr.

PAY RATIO

In accordance with Item 402(u) of Regulation S-K, promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Byrne, our CEO, relative to the annual total compensation of our median employee for 2023.  For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee for 2023, both the CEO’s and the median employee’s annual total compensation were calculated by taking the sum of annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table and the employer health and life insurance contributions.

In determining the median employee for 2023, we collected information regarding annual gross pay for all of our employees, excluding our CEO, who were employed by us as of December 31, 2023.  Gross pay generally included an employee’s actual income, including wages, overtime, bonuses, equity compensation and employer health and life insurance contributions.  We included all of our full-time, part-time, temporary and seasonal employees.

For 2023, the annual total compensation of our CEO was $5,826,530 and the median employee annual total compensation was $76,831, resulting in a pay ratio of 76:1.

PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)	Average Summary Compensation Table Total for Non-CEO NEO's ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	USLM Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Thousands of $)	EBITDA (Thousands of $)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2023	5,804,142	7,552,783	350,559	395,137	260.97	182.76	74,549	117,449
2022	4,149,736	4,293,399	300,169	306,538	158.81	129.82	45,429	78,999
2021	3,568,689	3,858,073	284,749	293,920	144.58	166.34	37,045	67,667
2020	3,078,464	3,195,964	267,293	281,261	127.17	102.26	28,223	55,356

(a)  Reflects compensation amounts reported in the Summary Compensation Table (“SCT”) for our CEO, Timothy W. Byrne, for the respective years shown.

(b)  “Compensation Actually Paid to CEO” in 2023 reflects the amount in (a) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules:

Covered Year
2023
SCT Total Compensation	$5,804,142
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(3,563,900)
Plus: Fair Value for Outstanding Unvested Stock and Option Awards Granted in the Covered Year as of Year End	3,563,900
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	171,200
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	1,567,441
Plus: Dollar value of Dividends or Distributions Paid on Equity Awards during the Covered Year	10,000
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	-
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	-
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	-
Compensation Actually Paid	$7,552,783

(c)  The following non-CEO named executive officers are included in the average figures shown:

2023:  John J. Gagnon, Nathan M. O’Neill, Russell W. Riggs, Timothy W. Stone, and Michael L. Wiedemer

2022:  John J. Gagnon, Russell W. Riggs, Timothy W. Stone, and Michael L. Wiedemer

2021 and 2020:  Russell W. Riggs, Timothy W. Stone, and Michael L. Wiedemer

(d)  “Average Compensation Actually Paid to Non-CEO NEOs” in 2023 reflects the amount set forth in (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules:

Covered Year
2023
SCT Total Compensation	$350,559
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(38,414)
Plus: Fair Value for Outstanding Unvested Stock and Option Awards Granted in the Covered Year as of Year End	57,910
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	21,663
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	3,024
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	-
Plus: Dollar Value of Dividends or Distributions Paid on Equity Awards during the Covered Year	395
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	-
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	-
Compensation Actually Paid	$395,137

(e)  For the relevant year, represents the cumulative total shareholder return (“TSR”) of the company for the measurement periods ending on December 31, of each of 2023, 2022, 2021 and 2020, respectively.  TSR assumes that the value of the investment in the company’s common stock was $100 on December 31, 2019, and that all cash dividends have been reinvested.

(f)  For the relevant year, represents the cumulative TSR of a peer group index consisting of Eagle Materials, Inc., Mineral Technologies, Inc., and Summit Materials Inc. for the measurement periods ending on December 31, of each of 2023, 2022, 2021, and 2020, respectively.  TSR assumes that the value of the investment in the peer group index was $100 on December 31, 2019, and that all cash dividends have been reinvested.

(g)  For the relevant year, represents “Net Income” in the company’s Consolidated Statements of Income included in the company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.

(h)  For the relevant year, represents “EBITDA,” which is net income before interest expense, income tax expense, depreciation, depletion, and amortization.  EBITDA is a non-GAAP financial measure that the company’s management, investors and others use to measure a company’s operating performance and ability to incur and service debt, and forms of which are used to determine the EBITDA cash bonus for Mr. Byrne pursuant to his employment agreement and the compensation of other named executive officers and to determine the interest rate applicable under the company’s revolving credit facility.

Relationship Between Pay and Performance

Set forth below is a table showing the relationship of percentage changes over the prior year between various financial measures and compensation actually paid to our CEO and other named executive officers:

	Percentage Change from Prior Year
	2020	2021	2022	2023
Compensation Actually Paid to CEO	17.3%	20.7%	11.1%	75.9%
Average Compensation Actually Paid to Non-CEO NEOs	4.9%	4.5%	4.3%	28.9%
USLM Total Shareholder Return	27.2%	13.7%	9.8%	64.3%
Peer Group Total Shareholder Return	2.3%	62.7%	(22.0%)	40.8%
Net Income	8.3%	31.3%	22.6%	64.1%
EBITDA	11.4%	22.2%	16.7%	48.7%

In addition to company financial performance as measured by net income and EBITDA, the compensation committee considers, in its subjective judgement, various financial and non-financial goals in assessing the performance of our CEO and our other named executive officers.  The table below identifies those goals which were most important to link compensation actually paid to our named executive officers to company performance:

Modernization,
		Human	Expansion and
	Succession	Capital	Development	Cost Savings		ESG and
Name	Planning	Development	Projects	and Efficiencies	Acquisitions	Sustainability
Timothy W. Byrne	✓	✓	✓	✓	✓	✓
John J. Gagnon		✓		✓	✓
Nathan M. O'Neill	✓	✓	✓	✓	✓
Russell W. Riggs	✓	✓	✓	✓	✓
Timothy W. Stone		✓	✓		✓
Michael L. Wiedemer		✓		✓	✓	✓

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based awards to attract and retain qualified directors to serve on our board of directors.  In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill level required by us for members of our board.

The following table sets forth the current compensation schedule for our directors who are not also employees:

Annual Retainer	$20,000
Daily Meeting or Per Diem Fee	$1,500
Telephonic Meeting Fee	$1,000
Additional Annual Retainers:
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000

Our non-employee directors are also granted annually, at their option, either 2,400 stock options or 800 shares of restricted stock under our 2001 plan upon their election or re-election by the shareholders as a director.  The options are granted at the closing per share market price of our common stock on the date of grant and vest immediately.  The shares of restricted stock vest six months from the date of grant.

The following table summarizes the compensation paid to our non-employee directors during 2023:

					Change in
					Pension Value
					and Non-
	Fees				qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards (1)	Awards (1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Richard W. Cardin	51,500	132,784	—	—	—	—	184,284
Antoine M. Doumet	41,500	—	150,048	—	—	—	191,548
Sandra C. Duhé	41,500	132,784	—	—	—	—	174,284
Tom S. Hawkins	41,500	132,784	—	—	—	—	174,284
Billy R. Hughes(2)	33,250	132,784	—	—	—	—	166,034

(1)	Reflects the aggregate grant date fair value with respect to restricted stock and stock options determined in accordance with US GAAP. The method and assumptions used to determine fair value for restricted stock and stock options are set forth in Note 6 to our consolidated financial statements. As of December 31, 2023, non-employee directors had the following number of stock options outstanding: Mr. Doumet, 24,000.
(2)	Mr. Hughes passed away in September 2023.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.  The non-binding advisory vote is not intended to address any specific element of executive compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.  At our 2023 annual meeting of shareholders, our shareholders voted, on an advisory basis, to hold the non-binding advisory vote on executive compensation annually.  Based on the recommendation of our board of directors and compensation committee to hold annual advisory votes on executive compensation and the advisory vote of the shareholders, the board decided to include a shareholder advisory vote to approve the company’s executive compensation annually.

The shareholder vote to approve our executive compensation is advisory, which means that the vote is not binding on the company, our board of directors or the compensation committee.  However, the compensation committee will take into account the results of the vote in considering future executive compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve our corporate objectives and create sustainable long-term shareholder value.  We seek to closely align the interests of our executive officers with the interests of our shareholders.  Our executive compensation program is designed to reward our named executive officers for the achievement of short-term and long-term operational and strategic goals and the achievement of increased total shareholder value, while at the same time avoiding the encouragement of undue or inappropriate risk-taking.

Our compensation committee and board of directors believe that the company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with our shareholders’ long-term interests.  For example, 29% of the compensation paid to Mr. Byrne for 2023 was based on performance, as measured using both subjective and objective factors, and 61% was stock-based compensation.  In addition, for Messrs. Gagnon, O’Neill, Riggs, Stone and Wiedemer 27%, 28%, 28%, 30%, and 24% of their 2023 compensation was based on performance, respectively, including 11%, 11%, 15%, 9%, and 9%, respectively, that was stock-based compensation.

Moreover, our compensation committee and board of directors believe that our executive compensation program has been effective at compensating our executive officers and incentivizing them to help us achieve our 2023 financial results in the face of increased production costs, especially higher energy, labor, and parts and supply costs, and changing regulatory conditions.  At the same time, in addition to individual performance, the committee considered the contributions of our executive officers as discussed in the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2024 annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to SEC rules, including in our Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The affirmative vote of a majority of the shares of our common stock entitled to vote and present, either in person or represented by proxy, is required to approve this proposal.  Abstentions have the same effect as a vote against the proposal, but broker non-votes are not counted.

Our board of directors and compensation committee unanimously recommend that all shareholders vote FOR approval of this proposal.  All duly submitted and unrevoked proxies will be voted FOR the proposal, except where there is a vote against or an abstention from the vote.

PROPOSAL 3: APPROVAL OF THE UNITED STATES LIME & MINERALS, INC. AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN

Background

The compensation committee of our board of directors has recommended, and the board on March 1, 2024, approved, the amendment and restatement of the 2001 plan, subject to shareholder approval at the 2024 annual meeting.  The committee and our board unanimously recommend that our shareholders approve the amended and restated plan.

Shareholder approval of the amended and restated plan will enable us to continue to use stock options, restricted stock and dollar-denominated cash awards.  We will continue to use awards granted under the amended and restated plan as a means to attract, retain, and motivate the company’s directors, officers, employees and consultants.  In addition to stock options, restricted stock and dollar-denominated cash awards, the amended and restated plan also continues to provide for the grant to directors, officers, employees and consultants of stock appreciation rights (“SARs”), deferred stock, bonus stock, dividend equivalents and other stock-based awards.

As of March 14, 2024, stock-based awards for a total of 843,444 shares of our common stock have been granted pursuant to the 2001 plan since its inception in 2001, including awards for 44,100 shares of stock that were still subject to options and 18,446 shares of restricted stock still outstanding under the 2001 plan.  As of March 14, 2024, only 31,145 shares remained for the grant of new awards under the 2001 plan.  As described below, in the absence of significant forfeitures of outstanding options, the number of shares remaining for new grants under the 2001 plan is not sufficient to provide appropriate future awards to plan participants over the next five years.

We estimate that approximately 80 persons will be eligible to participate in the amended and restated plan.  On March 14, 2024, the closing price of our stock on the Nasdaq Global Market was $293.99.

The affirmative vote of a majority of the shares of our common stock entitled to vote and present either in person or represented by proxy is required to approve the amended and restated plan.  Abstentions have the same effect as a vote against the plan, but broker non-votes are not counted.

Our board of directors and compensation committee unanimously recommend that all shareholders vote FOR approval of our amended and restated plan.  All duly submitted and unrevoked proxies will be voted FOR the plan, except where there is a vote against or an abstention from the vote.

Summary of Proposed Amendments

This is the fourth time that we have amended and restated the 2001 plan since it was adopted and approved by our shareholders in April 2001.  In May 2009, our shareholders approved an amendment and restatement of the 2001 plan to add 175,000 shares of our common stock to the shares reserved for stock-based awards under the plan, to provide for dollar-denominated cash awards under the plan and to revise the business criteria that may be used under the plan in designating performance goals for performance-based equity and cash awards for purposes of Code Section 162(m).  In May 2014, our shareholders approved an amendment and restatement of the 2001 plan to add 91,413 shares of our common stock to the number of shares reserved for stock-based awards under the plan, thus increasing from 650,000 to 741,413 the total number of shares reserved for issuance under the plan from its inception, and to continue to qualify as performance-based equity and cash awards conditioned on the business criteria set forth in the plan for purposes of Section 162(m).  In May 2019, our shareholders approved an amendment and restatement of the 2001 plan to add 133,176 shares of our common stock to the number of shares reserved for stock-based awards under the plan, thus increasing from 741,413 to 874,589 the total number of shares reserved for issuance under the plan from its inception, and to continue to qualify as performance-based equity and cash awards conditioned on the business criteria set forth in the plan for purposes of Section 162(m).

Our principal reason for seeking shareholder approval of the fourth amendment and restatement of the 2001 plan at this time is to add 150,000 shares of our common stock to the number of shares reserved for stock-based awards under the plan, thus increasing from 874,589 to 1,024,589 the total number of shares reserved for issuance under the plan from its inception in 2001, and increasing the number of shares remaining available for new awards under the plan from 31,145 to 181,145 (plus forfeitures of outstanding options).  In addition, the amended and restated plan removes references, and plan restrictions related, to the prior exclusion of performance-based compensation from the limitation on deductibility in Section 162(m); provides that plan participants acknowledge, accept and agree that awards under the plan are granted subject to all applicable laws, regulations, rules and company obligations and policies; and makes other clarifying and conforming changes to the plan.  The amendment to increase the shares reserved for issuance under the plan requires approval of our shareholders under Nasdaq listing standards and Code Section 422.  In the event that our shareholders do not approve the amended and restated plan, the 150,000 additional shares will not be added to the 2001 plan.

Description of the Amended and Restated Plan

The amended and restated plan is set forth as Exhibit A to this proxy statement and the description of the amended and restated plan set forth below is qualified in its entirety by reference to the full text of the plan.  We describe below the plan as proposed to be amended and restated effective as of May 2, 2024, subject to shareholder approval.  In the event that our shareholders also approve the proposal to amend the company’s Restated Articles, and the board of directors thereafter approves the stock split, such a stock split would trigger the adjustment provisions of the amended and restated plan. See “Proposal 4: Amend the Restated Articles of Incorporation to Increase the Number of Shares of Authorized Common Stock from 30,000,000 to 45,000,000 – Effects of Increase in Authorized Shares and Contemplated Stock Split.”.

The purpose of the amended and restated plan is to provide a means to attract, retain, motivate and reward selected directors, officers, employees and consultants of the company and its subsidiaries by enabling such persons to acquire or increase their proprietary interest in the company, thereby promoting a closer identify of interest between such persons and our shareholders.  The plan also enables the compensation committee to provide dollar-denominated cash bonuses to such persons for the creation of company value for the benefit of our shareholders, including performance-based cash bonuses provided for by Mr. Byrne’s employment agreement.

As under the current 2001 plan, under the amended and restated plan, directors, officers and employees of the company and its subsidiaries, and persons who provide consulting services to the company deemed by the compensation committee to be of substantial value to the company, are eligible to be granted awards.  In addition, persons who have been offered employment by the company or its subsidiaries and persons employed by an entity that the committee reasonably expects to become a subsidiary of the company are eligible to be granted awards, effective upon such persons’ becoming employees of the company or its subsidiaries.

The compensation committee has the authority under the amended and restated plan, among other things: (i) to select the directors, officers, employees and consultants to receive awards under the plan; (ii) to determine the type of awards granted; (iii) to determine the number of shares of our common stock or dollars to which an award relates; (iv) to determine the other terms and conditions of awards granted under the plan, including, with respect to the awards and shares issued or cash paid, any restrictions or limitations on transfer, any performance conditions, any vesting schedules, any forfeiture provisions and any provisions relating to the acceleration or waiver of such provisions; and (v) to interpret and otherwise administer the plan and award agreements under the plan.  The exercise price at which shares of our stock may be purchased pursuant to the grant of stock options and the grant price of SARs must be equal to at least 100% of the closing price of our stock on the date of grant.

The compensation committee may grant the following types of awards under the amended and restated plan: (i) stock options to purchase shares of our common stock, including incentive stock options (“ISOs”), non-qualified stock options, or both; (ii) SARs, representing the right to the appreciation in the market price of our stock over the grant price of the SAR (whether granted in conjunction with a grant of stock options or independent of such grant, including SARs that are only exercisable in the event of a change in control of the company or upon other events); (iii) restricted stock, consisting of shares of our stock that are subject to forfeiture based upon the failure of the participant to satisfy employment-related restrictions and/or performance conditions; (iv) deferred stock, such as restricted stock units, representing the right to receive shares of our stock in the future based upon the participant satisfying employment-related restrictions and/or performance conditions; (v) bonus stock and awards in lieu of cash compensation under other company awards or compensatory arrangements; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of our stock; (vii) other stock-

based awards not otherwise provided for that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our stock or factors that may influence the value of our stock; and (vii) dollar-denominated cash awards that may be paid in the form of cash, other awards under the plan, or other property.  Awards granted under the plan will generally not be assignable or transferable by participants except by the laws of descent and distribution or as permitted by the committee.

The compensation committee is authorized under the amended and restated plan to impose performance conditions with respect to any awards, whether stock-based or dollar-denominated, requiring forfeiture of all or part of the award if performance conditions are not met, or linking the grant, exercisability, settlement or payment of an award to the achievement of performance conditions.  The targeted levels of performance required with respect to awards with performance conditions (which will be determined without regard to any accrual, payment, or other effect of any grants or payments made or to be made with respect to awards under the plan) may be expressed in absolute or relative terms, including changes in performance relative to past performance, internal budgets or plans, or comparison to peer companies, indices or other industry performance measures; on an absolute or per share basis; and/or relative to the entire company or to one or more segments, subsidiaries, divisions or other operating units.  Performance conditions may differ for awards to different participants.  The committee may specify the weighting to be given to each performance condition for purposes of determining the final benefit earned with respect to any such award.  Unless restricted by the terms of the award, the committee may, in its discretion, reduce the amount of the benefit otherwise earned in connection with a performance-based award but may not exercise discretion to increase such benefit, and the committee may consider other performance conditions and factors in exercising such negative discretion.

The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the amended and restated plan, measured from the inception of the plan in 2001, is being increased by 150,000 from 874,589 to 1,024,589 shares, all of which may relate to ISOs, subject to adjustment as described below.  No participant may receive stock-based awards, including stock options and SARs, in any one calendar year relating to more than 100,000 shares of our stock, subject to adjustment.   In addition, with respect to awards that may be settled in cash (in whole or in part), including cash awards, no participant may be paid during any calendar year cash amounts relating to such awards that exceed the greater of the fair market value (determined by reference to the closing market price of our stock) or the number of shares set forth in the preceding sentence at the date of grant or the date or settlement of the award.  This provision sets forth two separate limitations, so that awards that may be settled solely by delivery of shares will not operate to reduce the amount of cash-only awards, and vice versa; nevertheless, awards that may be settled in either shares or cash must not exceed either limitation.

In the event that the compensation committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of stock or other securities, stock dividend or other special, large and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or other similar corporate transaction or event affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the amended and restated plan or any award, then the committee shall, in such manner as it deems equitable, adjust any or all of (i) the number and kind of shares reserved and available for awards under the plan, including shares reserved for ISOs; (ii) the number and kind of shares specified in the annual per-participant limitations; (iii) the number and kind of shares of outstanding restricted stock or other outstanding awards in connection with which shares have been issued; (iv) the number and kind of shares that may be issued or dividend equivalents paid in respect of other awards; and (v) the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, make provision for a cash payment, including one based on the intrinsic (i.e., “in-the-money”) value, if any, with respect to any outstanding award).  Should the company proceed with a stock split as discussed in Proposal 4, these adjustment provisions will be triggered.  In addition, the committee shall make appropriate adjustments in the terms and conditions of, and the performance criteria and targets included in, awards in recognition of unusual or nonrecurring events (including events described in the preceding sentence and events constituting a change in control) affecting the company or any subsidiary or the financial statements of the company or any subsidiary, or in response to changes in applicable laws, regulations, rules of any stock exchange on which our stock is then listed, or accounting principles.

The amended and restated plan provides that the compensation committee may not, without prior shareholder approval to the extent required under applicable law, regulation, or rules of any stock exchange on which our stock is then listed, subsequently reduce the exercise or grant price relating to stock options or SARs, or take any other action which may be considered a repricing under such provisions.  Upon a change in control of the company (as defined in the plan), all restrictions and/or conditions relating to the continued performance of services and/or the achievement of performance conditions with respect to the exercisability, settlement or payment of an award shall accelerate or lapse immediately prior to the change in control, except as provided by the committee in the award agreement.

The amended and restated plan provides that plan participants acknowledge, accept and agree that awards under the plan are granted subject to all applicable laws, regulations, rules, and company obligations and policies, as they may be amended from time to time. Company policies include, but are not limited to, insider trading policies and compensation recovery policies.

The board may amend, alter, suspend, discontinue, or terminate the amended and restated plan or the compensation committee’s authority to grant awards under the plan without the consent of shareholders or participants, except that any such action will be subject to the approval of our shareholders at or before the next annual meeting of shareholders for which the record date is after such board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which our stock is then listed.  In addition, the board may determine to submit other changes to the plan to shareholders for approval.  However, without the consent of an affected participant, no such board action may materially impair the rights of any participant under any outstanding award granted to him or her.  The compensation committee may waive any conditions or rights under, or amend, modify, alter, suspend, discontinue or terminate, any outstanding award, but, without the consent of an affected participant, no such committee action may materially impair the rights of such participant under his or her award.  Notwithstanding the foregoing, the board or the committee may take any action (including actions materially impairing or terminating outstanding awards) (i) permitted by the plan or the applicable award agreement, (ii) to comply with the requirements of Section 409A of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iii) to prevent a participant who is then subject to Section 16(b) of the Exchange Act from incurring liability under that section.

New Awards Under the Plan

Mr. Byrne’s employment agreement provides for the grant to him, on the last business day of each year while he continues to be employed with the company under the agreement, of at least 7,500 stock options and 12,500 shares of restricted stock under the 2001 plan.  Including Mr. Byrne’s awards, over the past five years, on average, approximately 28,000 new stock-based awards have been granted annually.  Absent significant forfeitures of outstanding options, the 31,145 shares of our common stock currently remaining available for the grant of new stock-based awards under the 2001 plan would not be sufficient to fund the grant of a similar number of such awards annually over the next five years.  Thus, we need to add additional shares to the plan to meet our stock-based award obligations to Mr. Byrne under his employment agreement and to continue our current practices with respect to grants to our other employees and our independent directors.

Mr. Byrne’s employment agreement also provides for the grant to him, each year while he is employed with us under the agreement, of an annual EBITDA cash bonus opportunity as set forth in an exhibit to his employment agreement.  The terms and conditions of Mr. Byrne’s EBITDA cash bonus opportunities, which have been approved by the compensation committee under the 2001 plan, are for each calendar year while he is employed under his employment agreement.  The full-year EBITDA performance targets/bonus opportunities (prorated between breakpoints) are:

r
EBITDA Targets	EBITDA Cash Bonus Opportunities
$38,000,000	$200,000
$41,000,000	$250,000
$44,000,000	$300,000
$47,000,000	$400,000
$50,000,000 and above	$460,000 or, if greater, Mr. Byrne’s base salary as of January 1 of the performance year

If Mr. Byrne’s employment terminates on or before June 30 of a performance year, he will have no bonus opportunity for that year.  If his employment terminates after June 30 of the performance year, he will have a proportional bonus opportunity based on the proportional-year attainment of performance targets in the event termination is due to death or disability, or based on the full-year attainment of performance targets for other terminations.  There is no acceleration or waiver of performance targets in the event of a change in control.

Except for Mr. Byrne’s awards, and for stock options and shares of restricted stock to be granted to our independent directors under our current director compensation policy described under “Compensation of Directors” above, it is not possible to determine who may be granted awards under the amended and restated plan if it is approved by our shareholders, or the terms and conditions of any such future awards that may be granted.

Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the amended and restated plan.  This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the plan.

The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the participant or the company.  A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the company will receive no tax deduction at that time.  Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares received.  In each case, the company will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of shares of our common stock acquired upon the exercise of an option or SAR (including a stock-based award in the nature of a purchase right) generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods).  Generally, there will be no tax consequences to the company in connection with a disposition of shares acquired upon exercise of an option or SAR (including a stock-based award in the nature of a purchase right), except that the company will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income equal to the difference between the exercise price of the ISO and the fair market value of shares acquired upon exercise of the ISO) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the amended and restated plan that may be settled in cash, stock, or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of the stock or other property received.  The company will generally be entitled to a tax deduction for the same amount.  With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier.  The company will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.  A participant may elect to be taxed at the time of receipt of stock or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or other property he or she would not be entitled to any tax deduction, including a capital loss, for the value of the stock or other property on which he or she previously paid tax.  Such election must be made and filed with the Internal Revenue Service within 30 days after the receipt of such stock or other property.

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a public company’s annual income tax deduction for aggregate compensation in excess of $1 million paid to the chief executive officer, chief financial officer and certain other highly compensated executive officers.  Previously, certain “performance-based compensation” was excluded from the $1 million deductibility cap; however, such exclusions were generally eliminated by the 2017 Act and awards under the amended and restated plan are subject to the deduction limitations of Section 162(m) limitations without regard to any underlying performance-based conditions.

PROPOSAL 4: AMEND THE RESTATED ARTICLES TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 30,000,000 TO 45,000,000

The company’s board of directors has adopted a resolution approving and declaring advisable, subject to shareholder approval, an amendment to Article SIXTH of the Restated Articles to increase the number of shares of the company’s authorized common stock from 30,000,000 shares to 45,000,000 shares.

If the increase in authorized shares to 45,000,000 is approved by the company’s shareholders, the company intends to file an amendment to the Restated Articles, substantially in the form of Exhibit B hereto, with the Texas Secretary of State as soon as practicable following shareholder approval. If the proposal is approved, it will have the effect of increasing the company’s authorized shares of common stock but will have no effect on the number of authorized shares of preferred stock.

Purpose of the Amendment

The company’s Restated Articles currently authorize the board to issue a maximum of 30,500,000 shares of the company’s capital stock, consisting of 30,000,000 shares of common stock, par value $0.10 per share, and 500,000 shares of preferred stock, par value $5.00 per share.  As of the date hereof, we have no outstanding shares of preferred stock.

Of the 30,000,000 shares of common stock currently authorized, as of our record date, March 14, 2024, 6,736,566 shares were issued with 5,709,226 shares outstanding, and 1,027,340 shares held as treasury.  Additionally, we have 75,245 shares reserved for issuance under the 2001 plan, including 44,100 shares issuable upon exercise of outstanding stock options. If the shareholders approve Proposal 3, we would have 225,245 shares reserved for issuance under the 2001 plan, including 44,100 shares issuable upon exercise of outstanding stock options.  Assuming Proposal 3 is approved, the company would have approximately 23,038,189 shares of unreserved common stock available for future issuance and, if this proposal to increase the authorized shares is approved by shareholders, the company would have 38,038,189 shares of unreserved common stock available for future issuance.

The primary purpose for increasing the authorized shares of common stock to 45,000,000 at this time is to provide sufficient authorized shares to allow for the stock split.  The current number of shares of unreserved common stock available for future issuance would limit the size of the stock split.  Board approval of the stock split, including the size of the stock split, will be determined following shareholder approval of the increase in the number of authorized shares of common stock.

As of the date hereof, the board currently intends to proceed with a stock split of up to 5-to-1, effected in the form of a stock dividend of up to 4 additional shares on each outstanding share.  Given the 5,709,226 shares outstanding as of March 14, 2024, such a 5-for-1 stock split would result in the issuance of 22,836,904 additional outstanding shares, bringing the total outstanding shares to 28,546,130 post-split shares.  In addition, under the adjustment provisions of the 2001 plan the total number of shares reserved for future issuance under the plan, including shares issuable upon exercise of outstanding stock options (assuming Proposal 3 is approved), would be 1,126,225 post-split shares.

The trading price of the company’s common stock has experienced significant growth over the past several years.  The board regularly evaluates the effect of such growth on the liquidity and marketability of our common stock and believes that a stock split may be appropriate to make the company’s common stock more affordable on a per-share basis to certain investors and employees.  However, without an increase in the company’s shares of authorized common stock, it is unlikely there would be enough authorized shares of common stock available to effectuate a stock split in the sizes contemplated by the board, adjust the number of shares reserved for future issuance under the 2001 plan, and enable the company the flexibility to consider other possible uses of its shares as discussed below.  If the shareholders approve the amendment to the Restated Articles to increase the number of shares of authorized common stock, the board’s decision whether to approve the stock split and the size of the stock split, if any, will depend upon many factors at that time, including, but not limited to, the then-current trading price of the company’s common stock, the company’s financial condition, other possible uses for the shares, general economic conditions, and any other factors deemed relevant by the board.

In addition to having sufficient authorized shares to effectuate the stock split, the board believes that the increase in authorized shares is advisable in order to maintain our business, financing and capital-raising flexibility in connection with our working capital needs and for general corporate purposes.  Other future purposes could include, without limitation, future rights offerings, acquiring other companies, businesses or products in exchange for shares of common stock, attracting and retaining employees by the issuance of additional securities under our 2001 plan and any future equity compensation plans, issuance of shares underlying securities convertible into common stock, and other transactions and corporate purposes that the board deems to be in the best interests of the company and its shareholders.  The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further shareholder approval and incurring expenses associated with holding a special shareholders’ meeting before such issuance(s) could proceed, except as otherwise required under applicable Texas law or Nasdaq rules.

Other than issuances pursuant to the contemplated stock split and our 2001 plan, as of the date of this proxy statement the company has not adopted any plans to issue any additional shares of common stock and has not heretofore entered into any arrangements or understandings with respect thereto.  However, the company reviews and evaluates potential capital raising activities, transactions, compensatory plans, and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of the company and its shareholders, and accordingly, it is possible that the company may issue additional shares of common stock, from time to time, in the future.

The increase in authorized shares would be effective following the filing of the Articles of Amendment with the Texas Secretary of State, which will occur as soon as reasonably practicable after shareholder approval at the meeting and will increase our authorized shares of common stock from 30,000,000 shares to 45,000,000 shares.

Effects of Increase in Authorized Shares and Contemplated Stock Split

The proposed additional shares of authorized common stock would become part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.  Neither the adoption of this proposal nor the contemplated stock split would have any immediate dilutive effect on the proportionate economic or voting power of existing shareholders.  The increase in authorized shares will not itself cause any changes in our capital accounts or have any immediate effect on the rights of existing shareholders.

Should the board proceed with the contemplated stock split, the board would adjust the company's capital accounts, and it would adjust the company's regular quarterly cash dividend proportionately.  Thus, in the case of a 5-for-1 stock split, the board would adjust the current $0.25 regular quarterly cash dividend per share of common stock to a $0.05 regular quarterly cash dividend per post-split share.

In addition, in the event of a stock split, the board anticipates that the compensation committee would make adjustments, in a manner it deems equitable, to the number of shares reserved under the 2001 plan, the number of shares specified in annual per-participant limitations under the 2001 plan, the number of shares of restricted stock or other outstanding awards in connection with which shares have been issued, the number of shares that may be issued or dividends paid in respect of other awards, and the exercise price, grant price, or purchase price relating to any award.  In addition, it is anticipated the compensation committee would make equitable adjustments in terms and conditions of, and the performance criteria and targets included in, awards issued under the 2001 plan.

As is true for shares of common stock presently authorized but unissued, other than in the case of a stock split, the future issuance of common stock authorized by the increase in authorized shares may, among other things, decrease existing shareholders’ percentage equity ownership, result in the issuance of shares of common stock at prices lower than the prices at which existing shareholders purchased their stock and be dilutive to the voting rights of existing shareholders.  In addition, depending on the price at which they are issued, the issuance of additional shares of common stock may have a negative effect on the market price of the common stock.  It is also possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.

The increase in authorized shares, if approved, could, under certain circumstances, have an anti-takeover effect.  For example, if the company were to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of common stock or rights or other equity interests related thereto to a friendly or existing shareholder, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition.  The board is not currently aware of any attempt or plan to acquire control of the company.

Recommendation and Vote

The affirmative vote of two-thirds of the shares of common stock issued and outstanding as of the record date, or 3,806,151 shares, is required to approve the proposal to increase our authorized shares of common stock from 30,000,000 shares to 45,000,000 shares.  Abstentions and broker non-votes, if any, will have the same effect as votes cast against the proposal.  Brokers and banks may vote on the proposal absent instructions from the beneficial owner.  If the proposal is approved, it will become effective upon the filing of the Articles of Amendment with the Texas Secretary of State, which will occur as soon as reasonably practicable after approval.

Our board unanimously recommends that all shareholders vote FOR approval of this proposal. All duly sub-mitted and unrevoked proxies will be voted FOR the proposal, except where there is a vote against or an abstention from the vote.

INDEPENDENT AUDITORS

Fees for professional services provided by our independent auditors, Grant Thornton LLP, for 2023 and 2022, in each of the following categories, were as follows:

	2023	2022
Audit	$423,400	$424,820
Audit-Related	21,200	18,550
Tax Fees	—	—
Total	$444,600	$443,370

Audit Fees.  Fees for audit services include fees associated with our annual audits and the reviews of our quarterly reports on Form 10-Q.  Audit fees include the audit of our internal control over financial reporting.

Audit-Related Fees.  Audit-related fees were for audits of an employee benefit plan.

Tax Fees.  Grant Thornton did not provide any tax services in 2023 or 2022.

Representatives of Grant Thornton are expected to be present at the 2024 annual meeting and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

The audit committee has adopted a pre-approval policy relating to the providing of services by our independent auditors.  Under the committee’s pre-approval procedures, all services to be provided by the auditors must be approved in advance by the committee.  The committee has delegated to the chairman of the committee the authority to approve such services up to $25,000 each in the case of either a change in the scope or cost of previously approved services, or an additional type of services that was not covered by a prior committee approval.  The committee does not delegate any of its approval authority to management.

Delinquent Section 16(a) Reports

On September 13, 2023, Ms. Duhé filed a Form 4 reporting that she had purchased 0.59 of a share of common stock on June 16, 2023 as part of a dividend reinvestment program.  On November 13, 2023, Mr. Stone filed a Form 4 reporting that he had purchased a total of 2.09 shares as part of a dividend reinvestment program in multiple purchases of fractional shares of common stock made quarterly beginning March 12, 2021 and continuing through September 15, 2023, a gift of 15 shares of common stock made on September 10, 2021, and a gift of 30 shares of common stock on June 16, 2023.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted to us under SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2025 annual meeting of shareholders must be received by us not later than November 29, 2024 at our corporate office, 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, sent to Timothy W. Byrne, President and Chief Executive Officer.  Such Rule 14a-8 shareholder proposals must comply with SEC rules.

We must receive notice of other matters, including non-Rule 14a-8 proposals, that shareholders may wish to raise at the 2025 annual meeting of shareholders by February 12, 2025.  If we do not receive timely notice of such other matters, the persons designated as proxies for such meeting will retain general discretionary authority to vote on such matters under SEC rules. In addition, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide the information required by SEC Rule 14a-19(b) no later than March 4, 2025.  Such notices and information should also be sent to Mr. Byrne at our corporate office.

OTHER MATTERS

The board does not intend to present any other matters at our 2024 annual meeting and knows of no other matters that will be presented.  However, if any other matters properly come before the meeting, the persons designated as proxies on the enclosed proxy card intend to vote thereon in accordance with their best judgment.

The costs of solicitation of proxies for our 2024 annual meeting will be borne by us.  Solicitation may be made by mail, personal interview, telephone, e-mail and/or facsimile by our officers and regular employees who will receive no additional compensation.  We may specifically engage a firm to aid in our solicitation of proxies, for which services we would anticipate paying a standard reasonable fee plus out-of-pocket expenses.  We will bear the reasonable expenses incurred by banks, brokerage firms, and other custodians, nominees, and fiduciaries in forwarding proxy materials to our beneficial owners.

UNITED STATES LIME & MINERALS, INC.

Timothy W. Byrne
Dallas, Texas	President and Chief Executive Officer
March 28, 2024

Exhibit A

UNITED STATES LIME & MINERALS, INC.

AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED

EFFECTIVE MAY 2, 2024

1.Purpose.  The purpose of this Amended and Restated 2001 Long-Term Incentive Plan (the “Plan”) of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), is to advance the interests of the Company and its shareholders by providing a means to attract, retain, motivate and reward directors, officers, employees and consultants of the Company and its subsidiaries; to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based and dollar-denominated incentives, to such persons for the creation of Company value for the benefit of its shareholders; and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company’s shareholders.

2.Definitions.  The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of cash obligations under other Awards or compensatory obligations, Dividend Equivalents, Other Stock-Based Awards and Cash Awards, are set forth in Section 6 of the Plan.  Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” For purposes of the Plan, the following additional terms shall be defined as set forth below:

(a)“Award Agreement” means any written resolution, agreement, contract, notice or other instrument or document evidencing an Award.

(b)“Beneficiary” means the person or trust which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the Participant’s personal representatives or, if none, the person or trust entitled by will or the laws of descent and distribution to receive such benefits.

(c)“Board” means the Board of Directors of the Company.

(d)A “Change in Control” shall be deemed to have occurred on:

(i)the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company or any of its subsidiaries or affiliates or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of Stock, or (y) the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;

(ii)the date the individuals who constitute the Board as of the effective date of the most-recent approval by the Company’s shareholders of the amendment and restatement of the Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the effective date of such approval whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(iii)the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or substantially all of the Company’s assets, a reverse stock split of outstanding voting securities or the issuance of shares of Stock in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 70% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(f)“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan or, if there is no such committee, the Board.

(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.  References to any provision of the Exchange Act shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(h)“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(i)“Participant” means a person who, at a time when eligible under Section 5 hereof, has been granted an Award.

(j)“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act and successor provisions thereto.

(k)“Stock” means the Common Stock, par value $0.10, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 4(c).

3.Administration.

(a)Authority of the Committee.  Except as otherwise provided below, the Plan shall be administered by the Committee.  The Committee shall have full and final power and authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)to select persons to whom Awards shall be granted;

(ii)to determine the types of Awards to be granted to each such person;

(iii)to determine the number of Awards to be granted, the number of shares of Stock and/or dollars to which an Award relates, the terms and conditions of Awards (including without limitation any exercise price, grant price or purchase price, any conditions or schedules for lapse of restrictions relating to transferability, forfeiture, exercisability, settlement or payment, and waivers, accelerations and modifications thereof, based in each case upon such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)to determine whether, to what extent and under what circumstances an Award may be exercised, settled or paid, the exercise price of an Award may be paid in cash, Stock, other Awards, awards under any other Company plan or other property, or an Award may be modified, canceled, or surrendered;

(v)to determine whether, to what extent and under what circumstances, consistent with Section 409A of the Code, if applicable, cash, Stock, other Awards, awards under any other Company plan or other property payable with respect to an Award will be deferred automatically, at the election of the Committee or at the election of the Participant;

(vi)to determine the restrictions, if any, to which shares of Stock or any other payment received upon exercise, settlement or payment of an Award shall be subject (including without limitation forfeitures, lock-ups and other restrictions), and whether to condition the delivery of such shares or other payment upon the execution by the Participant of any agreement providing for such restrictions;

(vii)to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii)to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee shall deem necessary or advisable to administer the Plan;

(ix)to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any rules and regulations, Award, Award Agreement or other instrument hereunder; and

(x)to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee shall deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards to independent directors, and the Board may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purposes of ensuring that transactions under the Plan by Participants who are then subject to Section 16(b) of the Exchange Act in respect of the Company are exempt under Rule 16b-3.  In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

(b)Manner of Exercise of Committee Authority.  Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including without limitation the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders, except to the extent that the Committee shall subsequently modify, or take further action not consistent with, its prior action.  If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 8(e)).  The express grant of any specific power or authority to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the power and authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee shall determine, to the extent permitted under applicable law, regulations and rules of any stock exchange on which the Stock is then listed.

(c)Limitation of Liability.  Each member of the Committee and any officer or employee of the Company acting on its behalf shall be entitled to, in good faith, rely and act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent registered public accounting firm or any executive compensation consultant, legal counsel or other professional retained by the Company or the Committee to assist in the administration of the Plan.  No member of the Committee or any officer or employee of the Company acting on its behalf shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.Plan and Award Limits.

(a)Number of Shares of Stock Reserved.  Subject to adjustment as provided in Section 4(c), the total number of shares of Stock that may be issued pursuant to Awards granted from the inception of the Plan shall not exceed One Million, Twenty-Four Thousand, Five Hundred and Eighty-Nine (1,024,589) shares of Stock, all of which may be subject to ISOs.  If an Award valued by reference to Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such Award for purposes of this Section 4(a).  Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market for a Participant’s account.

(b)Annual Per-Participant Limitations.  During any calendar year, no Participant may be granted any Awards, including Options and SARs, that may be settled by delivery of more than One-Hundred Thousand (100,000) shares of Stock, subject to adjustment as provided in Section 4(c).  In addition, with respect to Awards that may be settled in cash (in whole or in part), including without limitation Cash Awards, no Participant may be paid during any calendar year cash amounts relating to such Awards that exceed the greater of the fair market value (determined by reference to the closing market price of the Stock) of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of the Award.  This provision sets forth two separate limitations, so that Awards that may be settled solely by delivery of Stock will not operate to reduce the amount of cash-only Awards, and vice versa; nevertheless, Awards that may be settled in Stock or cash must not exceed either limitation.

(c)Adjustments.  In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, stock dividend or other special, large and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, any Award or any Award Agreement, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including without limitation shares reserved for ISOs, (ii) the number and kind of shares of Stock specified in the Annual Per-Participant Limitations under Section 4(b), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Awards in connection with which shares have been issued, (iv) the number and kind of shares of Stock that may be issued or Dividend Equivalents paid in respect of other Awards, and (v) the exercise price, grant price, or purchase price relating to any Award (or, if deemed appropriate, make provision for a cash payment, including without limitation one based on the intrinsic (i.e., “in-the-money”) value, if any, with respect to any outstanding Award).  In addition, the Committee shall make appropriate adjustments in the terms and conditions of, and the performance criteria and targets included in, Awards (including without limitation cancellation of unexercised or outstanding Awards, or substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including without limitation events described in the preceding sentence and events constituting a Change in Control) affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, rules of any stock exchange on which the Stock is then listed, or accounting principles.

(d)Repricing.  As to any outstanding Award granted as an Option or SAR, the Committee may not, without prior shareholder approval to the extent required under applicable law, regulation, or rules of any stock exchange on which the Stock is then listed, subsequently reduce the exercise or grant price relating to such Option or SAR, or take any other action which may be considered a repricing under such provisions.

5.Eligibility.  Directors, officers and employees of the Company and its subsidiaries, and persons who provide consulting services to the Company deemed by the Committee to be of substantial value to the Company, are eligible to be granted Awards.  In addition, persons who have been offered employment by the Company or its subsidiaries, and persons employed by an entity that the Committee reasonably expects to become a subsidiary of the Company, are eligible to be granted Awards, effective upon such persons’ becoming employees of the Company or its subsidiaries.

6.Specific Terms of Awards.

(a)General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise, settlement or payment thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring modification, cancellation, or surrender of Awards.  Except as provided by the Committee, no consideration other than services shall be required as consideration for the grant (but not the exercise) of any Award.

(b)Options.  The Committee is authorized to grant options to purchase Stock on the following terms and conditions (“Options”):

(i)Exercise Price.  The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7(a), the exercise price shall be not less than 100% of the closing market price of the Stock on the date of grant.

(ii)Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other Company plans or other property (including without limitation through “net issuance” and broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law, regulations and rules of any stock exchange on which the Stock is then listed), and the methods by which shares of Stock will be delivered or deemed to be delivered to Participants.

(iii)Termination of Employment, Directorship or Service.  The Committee shall determine the period, if any, during which Options shall be exercisable following a Participant’s termination of an employment, directorship or service relationship with the Company and its subsidiaries.  For this purpose, any sale of a subsidiary of the Company pursuant to which it ceases to be a subsidiary of the Company shall be deemed to be a termination of employment, directorship or service by any Participant whose only relationship was with such subsidiary.  Unless otherwise determined by the Committee, (A) during any period that an Option is exercisable following termination of employment, directorship or service, it shall be exercisable only to the extent that it was exercisable upon such termination, and (B) if such termination is for cause, as determined in the discretion of the Committee (or, if so specified, by the standard set forth in an employment agreement with the Participant), all Options held by the Participant shall immediately terminate.

(iv)Sale of the Company.  All Options outstanding under the Plan shall terminate upon the consummation of any transaction whereby the Company (or any successor to the Company or substantially all of its business) becomes or is merged with and into another corporation, or a wholly-owned subsidiary of another corporation, whether or not such termination is in exchange for a cash payment, including without limitation one based on the intrinsic (i.e., “in-the-money”) value, if any, of the Options as determined by the Committee pursuant to Section 4(c), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case such other corporation shall be treated as the Company for all purposes hereunder, and pursuant to Section 4(c) the Committee shall make appropriate adjustment in the number and kind of shares of Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction).  If the Plan is not to be so assumed, the Company shall notify the Participant of the intended date of the consummation of such transaction, and whether the exercisability of outstanding Options are accelerated in connection therewith pursuant to Section 7(g), at least ten days in advance thereof.

(v)ISOs.  The Committee shall have the authority to grant ISOs under the Plan to employees of the Company or a related corporation within the meaning of Section 1.421-1(h) of the Treasury Regulations (as may be amended from time to time).  If shares of Stock acquired by exercise of an ISO are sold or otherwise disposed of within two years after the date of grant of the ISO or within one year after the transfer of such shares to the Participant, the holder of the shares immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company’s or any other corporation’s taxable income.  The Company may impose such procedures as it determines may be necessary or advisable to ensure that such notification is made.  Each Option granted as an ISO shall be designated as such in the Award Agreement relating to such Option.

(c)Stock Appreciation Rights.  The Committee is authorized to grant stock appreciation rights on the following terms and conditions (“SARs”):

(i)Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the fair market value (as determined by the closing market price of the Stock) of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, such fair market value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7(a), shall be not less than 100% of the closing market price of the Stock on the date of grant.

(ii)Other Terms.  The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of payment, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR will be in tandem with any other Award and any other terms and conditions of the SAR.  Limited SARs that may only be exercised upon the occurrence of a Change in Control or other events may be granted on such terms and conditions, not inconsistent with this Section 6(c), as the Committee shall determine.  Limited SARs may be either freestanding or in tandem with other Awards.

(d)Restricted Stock.  The Committee is authorized to grant shares of Stock that are subject to restrictions on the following terms and conditions (“Restricted Stock”):

(i)Grant and Restrictions.  Shares of Restricted Stock shall be subject to such restrictions on transferability and other conditions, if any, as the Committee shall impose, which restrictions and other conditions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine.  Except to the extent provided under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted shares of Restricted Stock shall have all of the rights of a shareholder, including without limitation the right to vote such shares and the right to receive dividends thereon.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment, directorship or service (as determined under criteria established by the Committee) or failure to meet other conditions during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or other conditions relating to Restricted Stock shall be waived in whole or in part.

(iii)Certificates for Shares of Restricted Stock.  Shares of Restricted Stock may be evidenced in such manner as the Committee shall determine.  If certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the restrictions and other conditions applicable to such Restricted Stock, or the Company may retain physical possession of the certificate, and in either case the Participant may be required to deliver a stock power to the Company, endorsed in blank, relating to the shares of Restricted Stock.

(iv)Dividends.  Dividends paid on shares of Restricted Stock shall be paid at the dividend payment date, the payment of such dividends shall be deferred, consistent with the provisions of Section 409A of the Code, if applicable, and/or the amount or value of the dividends shall be automatically reinvested in additional Restricted Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.  Shares of Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock in respect of which such Stock or other property has been distributed, unless otherwise determined by the Committee.

(e)Deferred Stock.  The Committee is authorized to grant units representing the right to receive shares of Stock at a future date subject to the following terms and conditions (“Deferred Stock”):

(i)Grant and Restrictions.  Delivery of shares of Stock shall occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee or, if permitted by the Committee, as elected by the Participant.  In addition, Deferred Stock shall be subject to such restrictions, if any, as the Committee shall impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee shall determine.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment, directorship or service (as determined under criteria established by the Committee) or failure to meet other conditions during the applicable deferral period, all Deferred Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or other conditions relating to Deferred Stock shall be waived in whole or in part.

(f)Bonus Stock and Awards in Lieu of Cash Obligations.  The Committee is authorized to grant shares of Stock as a bonus, or to grant such shares in lieu of Company obligations to pay cash under other Awards or compensatory arrangements.

(g)Dividend Equivalents.  The Committee is authorized to grant Awards entitling the Participant to receive cash, Stock, other Awards, awards under any other Company plan or other property equal in value to dividends paid with respect to a specified number of shares of Stock (“Dividend Equivalents”).  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued, deferred, consistent with the provisions of Section 409A of the Code, if applicable, or reinvested in additional Stock, Awards, awards under other Company plans or other property, in each case subject to such restrictions on transferability and risks of forfeiture as the Committee shall determine.

(h)Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, regulations and rules of any stock exchange on which the Stock is then listed, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock or factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries (“Other Stock-Based Awards”).  The Committee shall determine the terms and conditions of such Other Stock-Based Awards.  Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including without limitation cash, Stock, other Awards or awards under any other Company plan or other property, as the Committee shall determine.

(i)Cash Awards.  The Committee is authorized to grant dollar-denominated Awards entitling the Participant to receive a specified dollar amount (which may be specified by a formula) based upon the achievement of specified performance conditions over a specified performance period, or on such other terms and conditions as the Committee shall determine (“Cash Awards”).  Cash Awards may also be granted as an element of or supplement to any other Award.  Cash Awards shall comply, to the extent applicable, with the requirements of Section 409A of the Code.

7.Certain Provisions Applicable to Awards.

(a)Stand-Alone, Additional, Tandem and Substitute Awards.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company, any subsidiary or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary.  Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b)Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or any SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(c)Form of Payment Under Awards.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the grant, exercise, settlement or payment of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards, awards under any other Company plan or other property, and may be made in a single payment, in installments or on a deferred basis, in each case consistent with the requirements of Section 409A of the Code, if applicable, and such payments may include without limitation provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

(d)Rule 16b-3 Compliance.  With respect to a Participant who is then subject to Section 16(b) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that shall ensure that each transaction by such a Participant with the Company is exempt from Section 16(b) liability pursuant to Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction.  The Committee may authorize the Company to modify or repurchase, cancel or otherwise reverse or invalidate any Award or shares of Stock or other payment resulting from any Award in order to prevent a Participant who is then subject to Section 16(b) from incurring liability under such Section.

(e)Loans.  The Company may not extend, maintain, renew or guarantee any credit, or arrange for the same, in the form of a personal loan to any Participant in connection with any Award.

(f)Performance-Based Awards.  The Committee may, in its discretion, grant any Award, including without limitation Restricted Stock, Deferred Stock and Cash Awards, the grant, exercisability, settlement or payment of which is subject to the achievement of performance conditions.  The performance conditions for an Award shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee.  Business criteria used by the Committee in establishing performance conditions for Awards shall be selected from among the following:

(i)Return on capital;

(ii)Earnings;

(iii)Cash flow, including without limitation EBITDA (earnings before interest, taxes, depreciation and amortization);

(iv)Stock price or book value;

(v)Revenues; and/or

(vi)Strategic business criteria, consisting of one or more objectives based upon meeting specified market penetration or geographic business expansion goals, cost targets, and/or goals relating to acquisitions or divestitures.

The targeted levels of performance required with respect to such business criteria may be expressed in absolute or relative terms, including without limitation changes in performance relative to past performance, internal budgets or plans, or comparison to peer companies, indices or other industry performance measures; on an absolute or per share basis; and/or relative to the entire Company or to one or more segments, subsidiaries, divisions or other operating units thereof.  Performance conditions may differ for Awards to different Participants.  The Committee shall specify the weighting to be given to each performance condition for purposes of determining the final benefit earned with respect to any such Award.  Unless restricted by the terms of the Award, the Committee may, in its discretion, reduce the amount of any benefit otherwise earned in connection with an Award, but may not exercise discretion to increase such benefit, and the Committee may consider other performance conditions in exercising such negative discretion.  All determinations by the Committee as to the achievement of performance conditions shall be in writing.  To the extent applicable, the measures used in setting performance targets for any given performance period shall be determined (without regard to any accrual, payment, or other effect of any Award granted under the Plan) by reference to or in accordance with generally accepted accounting principles (“GAAP”) in a manner consistent with the methods used in the Company’s audited financial statements for the applicable fiscal year, without regard to (A) unusual or nonrecurring items, or (B) changes in accounting, unless in each such case the Committee decides otherwise.  Notwithstanding the foregoing, in calculating such measures (including without limitation on a per-share basis), the Committee may, for a given performance period, provide that such calculation shall be made on the same basis as reflected in any report or release of the Company for a previously completed fiscal period as specified by the Committee.

(g)Acceleration Upon a Change in Control.  Notwithstanding anything contained herein to the contrary, except as provided by the Committee in an Award Agreement all restrictions and/or conditions relating to the continued performance of services and/or the achievement of performance conditions with respect to the exercisability, settlement or payment of an Award shall accelerate or lapse immediately prior to a Change in Control.

8.General Provisions.

(a)Compliance with Laws, Regulations, Rules, Obligations, and Policies.  The Company shall not be obligated to issue or deliver shares of Stock in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law or regulation, the rules of any national securities exchange on which the Stock is then listed, or any obligation or policy of the Company until the Company is satisfied that such laws, regulations, rules and obligations, and policies have been complied with in full.  Certificates representing shares of Stock issued under the Plan shall be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, rules and other obligations, including without limitation any requirement that a legend or legends be placed thereon.  By accepting an Award, each Participant acknowledges, accepts, and agrees that such Award is subject to all such laws, regulations, rules, obligations, and policies, as the same may be amended from time to time.

(b)Limitations on Transferability.  Awards and other rights under the Plan shall not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant’s death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms and conditions as then shall be permitted by the Committee.

(c)No Right to Continued Employment, Directorship or Service.  Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any employee’s employment or other person’s service at any time or with the right of the Board or shareholders not to renominate or re-elect or to remove any director.

(d)Taxes.  The Company and any subsidiary is authorized to withhold from any Award granted or to be exercised, settled or paid, from any delivery of shares of Stock or cash in connection with an Award, from any other payment relating to an Award or from any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee shall deem necessary or desirable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive shares of Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(e)Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards without the consent of shareholders or Participants, except that any such action shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Stock is then listed, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any outstanding Award theretofore granted to the Participant (as such rights are set forth in the Plan and the Award Agreement).  The Committee may waive any conditions or rights under, or amend, modify, alter, suspend, discontinue or terminate, any outstanding Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award (as such rights are set forth in the Plan and the Award Agreement).  Notwithstanding the foregoing, the Board or the Committee may take any action (including without limitation actions materially impairing or terminating outstanding Awards) (i) permitted by Section 4(c) or 6, (ii) to comply with the requirements of Section 409A of the Code or Rule 16b-3, or (iii) to prevent a Participant who is then subject to Section 16(b) of the Exchange Act from incurring liability under that Section.

(f)No Rights to Awards; No Shareholder Rights.  No person shall have any claim under the Plan to be granted any Award, and there is no obligation for uniformity of treatment of Participants.  No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until shares of Stock are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option or SAR, the Option or SAR is duly exercised.

(g)Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan, any Award or any Award Agreement shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards, awards under any other Company plan or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee shall otherwise determine with the consent of each affected Participant.

(h)Nonexclusivity of the Plan.  Neither the adoption or amendment of the Plan by the Board nor any approval of the Plan or amendments thereto by the shareholders of the Company shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other compensatory arrangements as it shall deem necessary or desirable, including without limitation the granting of stock options or cash bonuses otherwise than under the Plan, and such arrangements may be either applicable generally or only in specified cases.

(i)No Fractional Shares.  No fractional shares of Stock shall be issued or transferred pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards, awards under any other Company plan or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)Compliance with Section 409A of the Code.  It is the intent of the Company that all Awards comply with or be exempt from, to the extent applicable, the requirements of Section 409A of the Code.  Accordingly, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Section 409A, such provision shall be construed or deemed modified to the extent necessary to conform to such requirements.

(k)Governing Law.  The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, any Award and any Award Agreement shall be determined in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable federal law.

(l)Effective Date; Plan Termination.  The Plan shall become effective as of the date of its adoption by the Board, and shall continue in effect until terminated by the Board.

Exhibit B

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

UNITED STATES LIME & MINERALS, INC.

Pursuant to the provisions of Section 21.052 of the Texas Business Organizations Code, United States Lime & Minerals, Inc., a corporation organized and existing under and by virtue of the Texas Business Organizations Code, for the purpose of amending its Restated Articles of Incorporation, as amended, does hereby certify as follows:

ARTICLE I

The name of the Company is United States Lime & Minerals, Inc. (the “Company”).

ARTICLE II

The first paragraph of Article SIXTH of the Company’s Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following paragraph:

“The aggregate number of shares which the corporation shall have authority to issue is Forty-Five Million Five Hundred Thousand (45,500,000) divided into: one class of Forty-Five Million (45,000,000) shares of Common Stock, $.10 par value each, and one class of Five Hundred Thousand (500,000) shares of Preferred Stock, $5.00 par value each, which may be divided into and issued in Series as follows:”

ARTICLE III

The Articles of Amendment were approved in the manner required by the Texas Business Organizations Code and the constituent documents of the Company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, as of the ____ day of _________, 2024.

UNITED STATES LIME & MINERALS, INC.

By:
Name:	Michael L. Wiedemer
Title:	Vice President and Chief Financial
Officer

B-1

3. To approve the United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan. Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1UPX Mark here to vote FOR all nominees 01 - T. W. Byrne 02 - R. W. Cardin 03 - A. M. Doumet 04 - S. C. Duhé 05 - T. S. Hawkins, Jr. Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ United States Lime and Minerals, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03YKMB + + 1. To elect Directors — Nominees: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 2. To approve a non-binding advisory vote on executive compensation. A Matters to be voted upon – The Board of Directors Recommends a vote FOR all director nominees and FOR proposals 2, 3 and 4. 4. To approve an amendment to the Restated Articles of Incorporation, as amended, to increase the number of shares of authorized common stock from 30,000,000 to 45,000,000 shares. For Against Abstain 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 608051 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/USLM or scan the QR code — login details are located in the shaded bar below Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/USLM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Local Time, on May 2, 2024 Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USLM Proxy Solicited by Board of Directors for Annual Meeting — May 2, 2024 The undersigned hereby appoints Antoine M. Doumet and Timothy W. Byrne, and either of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of UNITED STATES LIME & MINERALS, INC. standing in the name of the undersigned on March 14, 2024, at the Annual Meeting of Shareholders to be held on May 2, 2024, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas 75240, and at any adjournment thereof, and especially to vote on the items of business specified below, as more fully described in the Notice of the Annual Meeting dated March 28, 2024, and the Proxy Statement accompanying the same, the receipt of which is hereby acknowledged. You are encouraged to record your vote on the following items of business to be brought before the Annual Meeting, but you need not mark any box on this proxy card if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign, date, and return this proxy card. Remember, you can revoke your proxy by voting through the Internet or by telephone at a later date, by attending the Annual Meeting and voting in person, or by submitting to the Company, prior to the Annual Meeting, a written notice of revocation or a later dated signed proxy card. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. (Continued and to be signed on reverse side.) Proxy — United States Lime and Minerals, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Change of Address — Please print new address below.